Filed Pursuant to Rule 424(b)(2)
Registration No. 333-172562
The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED SEPTEMBER 20, 2013
PRICING SUPPLEMENT NO. 2013—CMTNH0176 DATED SEPTEMBER     , 2013
(TO PROSPECTUS SUPPLEMENT DATED DECEMBER 20, 2012 AND PROSPECTUS DATED MAY 12, 2011)
MEDIUM-TERM SENIOR NOTES, SERIES H
CITIGROUP INC.
$250,000,000† C-Tracks Exchange-Traded Notes
Based on the Performance of the Miller/Howard MLP Fundamental Index Due September       , 2023
The C-Tracks Exchange-Traded Notes Based on the Performance of the Miller/Howard MLP Fundamental Index (the “Index”), which we refer to as the C-Tracks, are unsecured senior debt securities issued by Citigroup Inc. The C-Tracks are designed for investors who seek exposure to the performance of the Index and any distributions that may be paid on the securities included in the Index, reduced by an accrued investor fee, as described below.  Accordingly, the C-Tracks offer the potential for variable quarterly coupon payments and a payment at maturity or early redemption that may be greater than, equal to or less than the stated principal amount of the C-Tracks depending on the performance of the Index and certain other factors that may impact the value of the C-Tracks, as described below and under “Risk Factors Relating to the C-Tracks” in this pricing supplement.  In order to obtain exposure to the performance of the Index that the C-Tracks provide, investors in the C-Tracks must be willing to accept the risks that (i) you may lose some or all of your investment, (ii) beginning September    , 2014 (expected to be September 25, 2014), we may redeem the C-Tracks at any time for an amount based on the value of the C-Tracks at that time and (iii) you may not receive any payment due under the C-Tracks if we default on our obligations.  You will have the option to require us to redeem your C-Tracks at any time for an amount based on the value of the C-Tracks at that time, subject to a minimum redemption amount of 50,000 C-Tracks and the notice requirements described below.  All payments on the C-Tracks are subject to the credit risk of Citigroup Inc.
Key Terms
Issuer:	Citigroup Inc.
Index:
The price return version of the Miller/Howard MLP Fundamental Index (Ticker: “MLPMP”).  The Index is designed to measure the performance of 25 energy master limited partnerships (“MLPs”) selected quarterly by a methodology that is based upon certain quantitative fundamental factors of publicly traded MLPs, including distribution growth, estimated capital expenditures and distribution coverage.  The Index sponsor is Miller/Howard Strategic Indexes, LLC.  We refer to the MLPs included in the Index as “Index constituents.” For additional information, see “Description of the Index” in this pricing supplement.

Stated principal amount:	$25.00 per C-Track
CUSIP / ISIN:	17321F201 / US17321F2011
Listing:
We have applied to list the C-Tracks on the NYSE Arca under the ticker symbol “MLPC.”  To the extent that an active secondary market in the C-Tracks exists, we expect that investors will purchase and sell the C-Tracks primarily in this secondary market.  We are not obligated to maintain the listing of the C-Tracks for the term of the C-Tracks. There can be no assurance that an active secondary market will exist at any time.

Inception date:	We expect to price the initial offering of the C-Tracks on September 25, 2013.
Original issue date:	Expected to be three business days after the inception date
Maturity date:	Expected to be September 28, 2023, unless earlier redeemed at your or our option, as described below
Payment at maturity:
Unless earlier redeemed, for each $25.00 stated principal amount C-Track you then hold, you will receive a cash payment at maturity equal to the closing indicative value of the C-Tracks on the final valuation period end date. The closing indicative value on the final valuation period end date will be adjusted down by any final coupon amount otherwise due at maturity.

Closing indicative value:
For any calendar day, (i) the C-Tracks current value on that day, plus (ii) the accrued distribution amount on that day, minus (iii) the accrued investor fee on that day.  The closing indicative value is not the closing price or any other trading price of the C-Tracks in the secondary market, and the trading price of the C-Tracks at any time may vary significantly from this value.

Coupon payment:
On each quarterly coupon payment date, an amount in cash equal to the coupon amount, if any. As further described herein, the coupon amount will equal the accrued distribution amount, which is based on the ordinary cash distributions that a hypothetical holder of Index constituents would have been entitled to receive in respect of the Index constituents during the relevant period, reduced by the accrued investor fee.  See “Hypothetical Payments on the C-Tracks” for examples of your potential coupon payments.  Any special distributions will be reinvested in the applicable Index constituent.  See “Description of the Index—Adjustments and Modifications.”

Investing in the C-Tracks involves significant risks. See “Risk Factors Relating to the C-Tracks” beginning on page PS-1.
Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the C-Tracks or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The C-Tracks are not deposits or savings accounts but are unsecured debt obligations of Citigroup Inc.  The C-Tracks are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.
†Reflects the $250,000,000 aggregate stated principal amount of C-Tracks (10,000,000 C-Tracks) to be offered hereby.  As of the original issue date, there are $         aggregate stated principal amount of C-Tracks (           C-Tracks) outstanding, including $          aggregate stated principal amount of C-Tracks (         C-Tracks) held by Citigroup Global Markets Inc. (“CGMI”).  We may offer and sell additional C-Tracks from time to time to affiliated or unaffiliated dealers and to investors through CGMI, in each case, at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.  However, we are not obligated to issue and sell C-Tracks at any time, and if we discontinue further issuance and sales, the price and liquidity of the C-Tracks may be subject to significant distortions.  We will not pay any commissions or underwriting fees to CGMI or to any other affiliated or unaffiliated dealers.  We will receive proceeds equal to 100% of the price at which we sell the C-Tracks.  With respect to each C-Track sold to investors, CGMI and other affiliates of ours will be entitled to receive the accrued investor fee and any redemption charge.  Additionally, it is possible that CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the C-Tracks declines.

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Final valuation period:	The consecutive observation day period commencing on, and including, the final valuation period start date and ending on, and including, the final valuation period end date
Final valuation period start date:	Expected to be September 21, 2023, subject to postponement for non-observation days
Final valuation period end date:	Expected to be September 25, 2023, subject to postponement for non-observation days
C-Tracks current value:
Set to $25.00 on the inception date.
•      For each calendar day thereafter prior to the final valuation period or the issuer redemption valuation period, as applicable, the C-Tracks current value on the immediately preceding calendar day multiplied by the daily return factor on the current calendar day; and
•      For each calendar day during the final valuation period or issuer redemption valuation period, as applicable, the sum of (a) the index exposure and (b) the notional cash amount.
If the C-Tracks undergo any subsequent split or reverse split, the C-Tracks current value will be adjusted accordingly.

Daily return factor:
For any calendar day, the closing level of the Index on that day, divided by the closing level of the Index on the immediately preceding calendar day.  The closing level of the Index on any day that is not a trading day will be deemed to be the same as on the immediately preceding trading day and, during the final valuation period or issuer redemption valuation period, as applicable, the closing level of the Index on any trading day that is not an observation day will be deemed to be the same as on the immediately preceding observation day.

Index exposure:
For each observation day during the final valuation period or the issuer redemption valuation period, as applicable, the product of (i) the index exposure on the immediately preceding observation day (or, in the case of the final valuation period start date or issuer redemption valuation period start date, as applicable, the C-Tracks current value on the immediately preceding observation day) multiplied by the daily return factor on the current observation day and (ii) a fraction equal to (a) the number of scheduled observation days left in the final valuation period or issuer redemption valuation period, as applicable, excluding the current observation day divided by (b) the number of scheduled observation days left in the final valuation period or issuer redemption valuation period, as applicable, including the current observation day.  The index exposure on any day that is not an observation day will be deemed to be the same as on the immediately preceding observation day.

Notional cash amount:
For each observation day during the final valuation period or the issuer redemption valuation period, as applicable, the sum of (i) the notional cash amount on the immediately preceding observation day (or, in the case of the final valuation period start date or issuer redemption valuation period start date, as applicable, $0.00) and (ii) the index exposure on the immediately preceding observation day (or, in the case of the final valuation period start date or issuer redemption valuation period start date, as applicable, the C-Tracks current value on the immediately preceding observation day) multiplied by the daily return factor on the current observation day divided by the number of scheduled observation days left in the final valuation period or issuer redemption valuation period, as applicable, including the current observation day.  The notional cash amount on any day that is not an observation day will be deemed to be the same as on the immediately preceding observation day.

Accrued investor fee:
Set to $0.00 on the inception date.  For each calendar day thereafter, (i) the accrued investor fee on the immediately preceding calendar day, plus (ii)(a) 0.95% multiplied by (b) the closing indicative value on the immediately preceding calendar day divided by 365, minus (iii) the coupon fee adjustment amount on the current calendar day.  If the C-Tracks undergo any subsequent split or reverse split, the accrued investor fee will be adjusted accordingly.

Because the accrued investor fee reduces the amount of your return at maturity or upon redemption, and in addition the redemption charge reduces the amount of your return upon early redemption at your option, the level of the Index will need to increase significantly in order for you to receive at least the amount of your initial investment at maturity or upon redemption. If the increase in the level of the Index is insufficient to offset the negative effect of the accrued investor fee (and, in the case of early redemption at your option, the redemption charge), or if the level of the Index decreases, you will receive less than your initial investment at maturity or upon redemption.

Coupon amount:
For any coupon determination date, the greater of (i) zero and (ii) the accrued distribution amount minus the accrued investor fee, each calculated as of that coupon determination date. If on any coupon determination date the accrued distribution amount is less than the accrued investor fee, you will not receive any coupon payment on the related coupon payment date.

Accrued distribution amount:
Set to $0.00 on the inception date.  For each calendar day thereafter,
•      prior to the final valuation period or the issuer redemption valuation period, (i) the accrued distribution amount on the immediately preceding calendar day, plus (ii) the index distribution divided by the index factor, each as of the current calendar day, minus (iii) the coupon distribution adjustment amount as of the current calendar day; and
•      during the final valuation period or the issuer redemption valuation period, as applicable, (i) the accrued distribution amount on the immediately preceding calendar day, plus (ii)(a) the index distribution multiplied by a fraction equal to the index exposure divided by the C-Tracks current value, each as of the immediately preceding calendar day divided by (b) the index factor as of the current calendar day, minus (iii) the coupon distribution adjustment amount as of the current calendar day.
If the C-Tracks undergo any subsequent split or reverse split, the index factor will be adjusted accordingly.

Index distribution:
For each calendar day, the sum of the products of (i) the value of ordinary cash distributions of each of the Index constituents, net of any dividend withholding tax, that a hypothetical holder of one unit of each Index constituent on such calendar day would have been entitled to receive in respect of that Index constituent for those ordinary

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cash distributions whose “ex-dividend” date occurs on such calendar day and (ii) the number of units represented by each Index constituent’s applicable weight in the Index.  Any special distributions of an Index constituent will not be included in the index distribution and will instead be reinvested in that Index constituent.  See “Description of the Index—Adjustments and Modifications.”

Index factor:
Initially          , which equals the closing level of the Index on the inception date divided by $25.00 and which we refer to as the “initial index factor.”  The index factor will be reset on each coupon determination date and will equal the greater of (i) the initial index factor and (ii) the closing level of the Index divided by the closing indicative value, each calculated as of that coupon determination date.

If the C-Tracks undergo any subsequent split or reverse split, the index factor will be adjusted accordingly.

Coupon determination date:
Calculation of coupon amounts expected to be on the 25th day of each March, June, September and December, beginning December 25, 2013 and ending on the final valuation period end date or issuer redemption period end date, as applicable, subject to postponement for non-business days and, in the case of the coupon determination date that is on the final valuation period end date or issuer redemption period end date, as applicable, non-observation days

Coupon payment dates:
For any coupon determination date, the fifth business day after such date, except that the coupon payment date for the final valuation period end date or the issuer redemption valuation period end date, as applicable, will be the maturity date or the redemption date, as applicable

Coupon record date:
Each coupon payment will be made to the holders of record of the C-Tracks as of the business day immediately prior to the coupon payment date (each, a “coupon record date”), except that any final coupon payment for the maturity date or, in the event of a redemption at our option, the redemption date, will be payable to persons who receive the payment of the closing indicative value at maturity or early redemption at our option, as applicable.

Coupon ex-date:
For any coupon record date other than the final valuation period end date or issuer redemption period end date, as applicable, the second scheduled trading day immediately preceding that coupon record date.

Coupon distribution adjustment amount:
For any calendar day that is not a coupon ex-date:  $0.00
For any calendar day that is a coupon ex-date:  the accrued distribution amount as of the close of the immediately preceding coupon determination date

Coupon fee adjustment amount:
For any calendar day that is not a coupon ex-date:  $0.00
For any calendar day that is a coupon ex-date:  (i) if the coupon amount as calculated on the most recent coupon determination date is greater than zero, the accrued investor fee as of the immediately preceding coupon determination date and (ii) if the coupon amount in respect of such coupon ex-date is zero, the coupon distribution adjustment amount as of that coupon ex-date

Business day:	A day, as determined by the C-Tracks calculation agent, that is not a Saturday, a Sunday or a day on which the banking institutions or trust companies in the City of New York are closed
Trading day:
A day, as determined by the C-Tracks calculation agent, on which (i) the level of the Index is calculated and published and (ii) trading is generally conducted on the New York Stock Exchange (including NYSE Arca and NYSE Amex), NASDAQ Global Select Market, NASDAQ Select Market and NASDAQ Capital Market

Observation day:	Each trading day on which no market disruption event has occurred or is continuing
Closing level of the Index:
The closing level of the Index published by the Index calculation agent at the regular weekday close of trading on any trading day, calculated as described under “Description of the Index.”  The closing level of the Index on any day that is not a trading day will be deemed to be the same as on the immediately preceding trading day.

Early redemption at your option:
Subject to the notification and minimum redemption requirements set forth herein, you may submit your C-Tracks for redemption on any redemption date during the term of the C-Tracks.  If you submit your C-Tracks for redemption, you will receive a cash payment per C-Track equal to the closing indicative value of the C-Tracks on the valuation date following the business day on which we receive an investor’s notice of redemption by 4:00 pm, New York City time, minus the redemption charge of 0.10%.  You must submit for redemption at least 50,000 C-Tracks at one time to exercise your redemption right on any holder redemption date.

Redemption charge:	A one-time charge imposed upon early redemption at your option, equal to 0.10%, multiplied by the closing indicative value on the applicable valuation date
Redemption date:
In the case of redemption at your option, the third business day following any applicable valuation date.  The final redemption date will be the third business day following the valuation date that is on the final valuation period end date or issuer redemption valuation period end date, as applicable.  In the case of a redemption at our option, the seventh business day immediately following the issuer redemption valuation period start date

Valuation date:
Each trading day from, and including, the inception date up to, and including, the final valuation period end date or issuer redemption valuation period end date, as applicable, subject to postponement for market disruption events

Early redemption at our option:
Beginning September    , 2014 (expected to be September 25, 2014), we may call the C-Tracks for redemption, in whole and not in part on any redemption date during the term of the C-Tracks.  If we redeem the C-Tracks, you will receive on the applicable redemption date a cash payment per C-Track equal to the closing indicative value of the C-Tracks on the issuer redemption valuation period end date.  The closing indicative value on the issuer redemption valuation period end date will be adjusted down by any final coupon amount otherwise due on the applicable redemption date.

Issuer redemption valuation period:	The consecutive observation day period commencing on, and including, the issuer redemption valuation period start date and ending on, and including, the issuer redemption valuation period end date
Issuer redemption valuation period start date:	The first observation day of the issuer redemption valuation period as specified in the issuer redemption notice, subject to postponement for non-observation days

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Issuer redemption valuation period end date:
The earlier of (a) the scheduled observation day as specified in the issuer redemption notice, (b) the fifth observation day during the period commencing on, and including, the issuer redemption valuation period start date and (c) the sixth business day immediately following the issuer redemption valuation period start date

C-Tracks calculation agent:	Citigroup Global Markets Inc. (“CGMI”)
Index calculation agent:	Chicago Board Options Exchange® (“CBOE®”)
Index sponsor:	Miller/Howard Strategic Indexes, LLC

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

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RISK FACTORS RELATING TO THE C-TRACKS

Risks Relating to the C-Tracks Generally

You may lose some or all of your investment in the C-Tracks.

Unlike conventional debt securities, the C-Tracks do not provide for the repayment of a fixed amount of principal at maturity.  Instead, your payment at maturity will depend on the closing indicative value of the C-Tracks on the final valuation period end date, as reduced by any final coupon amount due at maturity, and your payment upon earlier redemption will depend on the closing indicative value of the C-Tracks on the issuer redemption valuation period end date or other applicable valuation date, as applicable.  In the event of an early redemption at your option, the applicable closing indicative value will also be reduced by a redemption charge.  The closing indicative value of the C-Tracks will depend on the performance of the Index plus any accrued distribution amount minus any accrued investor fee.  Because the accrued investor fee reduces the amount of your return at maturity or upon redemption, and in addition the redemption charge reduces the amount of your return upon early redemption at your option, the level of the Index will need to increase significantly in order for you to receive at least the amount of your initial investment at maturity or upon earlier redemption. If the increase in the level of the Index is insufficient to offset the negative effect of the accrued investor fee (and, in the case of early redemption at your option, the redemption charge), or if the level of the Index decreases, you will receive less than the amount of your initial investment at maturity or upon earlier redemption.  You may lose up to all of your investment in the C-Tracks.  You should not invest in the C-Tracks if you are unable or unwilling to the bear the risk of losing a significant portion or all of your investment in the C-Tracks.

The C-Tracks do not provide for regular, fixed interest payments, and you may not receive any coupon payment on one or more coupon payment dates.

Unlike conventional debt securities, the C-Tracks do not provide for regular, fixed interest payments.  Instead, any interest payments you receive will depend on the accrued distribution amount minus the accrued investor fee on the relevant coupon determination date.  The accrued distribution amount will depend on the distributions, if any, of the MLPs included in the Index.  You will not receive a coupon payment on a coupon payment date if the accrued distribution amount is less than the accrued investor fee, each as calculated on the related coupon determination date.  To the extent that the accrued investor fee exceeds the accrued distribution amount on any coupon determination date, the absolute value of that amount will be included in the accrued investor fee for the next coupon determination date, and to the extent necessary, deducted from your payment at maturity or earlier redemption.  You should not invest in the C-Tracks if you seek fixed periodic interest payments over the term of the C-Tracks.

The C-Tracks may not be a suitable investment for you.

The C-Tracks are not suitable for all investors.  You should consult your tax and other financial advisors in connection with any investment in the C-Tracks in light of your specific investment objectives, risk tolerance and financial resources.  The C-Tracks may not be a suitable investment for you if you:

•	are not willing to be exposed to the potential for significant daily fluctuations in the level of the Index and value of the C-Tracks;

•	are not willing to be exposed to the potential for a significant decline in the level of the Index and value of the C-Tracks over time;

•	are not willing to accept the risk that, beginning September , 2014 (expected to be September 25, 2014), we may redeem the C-Tracks on any business day prior to maturity;

•	seek regular, fixed interest payments;

•	seek a guaranteed return of principal;

•	seek the assurance of a liquid market for the C-Tracks;

•	seek exposure to the MLP asset class as a whole, rather than the 25 Index constituents;

•
believe the Index will perform adversely or insufficiently beneficially to offset the impact of the accrued investor fee during the term of the C-Tracks (and in the case of an early redemption at your option, the redemption charge);

•	prefer the lower risk and more predictable returns of fixed income investments with comparable maturities and credit ratings; or

•	are unwilling to accept exposure to the credit risk of Citigroup Inc.

The C-Tracks are subject to the credit risk of Citigroup Inc.

You are subject to the credit risk of Citigroup Inc., and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the value of the C-Tracks.  If Citigroup Inc. defaults on its obligations under the C-Tracks, your investment will be at risk and you could lose some or all of your investment.  As a result, the value of the C-Tracks prior to maturity will be affected by changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in its credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking its credit risk is likely to adversely affect the value of the C-Tracks.

Even if the level of the Index on the final valuation period end date, issuer redemption valuation period end date or other applicable valuation date is greater than it was at the time of your investment, you may receive less than the amount of your initial investment because of the accrued investor fee.

Because the accrued investor fee reduces the amount of your return at maturity and upon an issuer redemption, or the investor fee and the redemption charge reduce the amount of your return upon an early redemption at your option, the Index will need to increase sufficiently from the time you purchased your C-Tracks to compensate for the deduction of fees for you to receive at least the amount of your initial investment at maturity or upon earlier redemption.  Therefore, if the Index level does not increase, increases by an amount insufficient to offset the negative effect of the accrued investor fee (and, in the case of optional early redemption, the redemption charge) or decreases, you will receive less than the amount of your initial investment at maturity or upon early redemption at our or your option, as applicable.  In addition, since the accrued investor fees for your C-Tracks will be calculated based on the closing level of the Index on each day over the term of the C-Tracks, higher Index closing levels on any date prior to the final valuation period end date, issuer redemption valuation period end date or other applicable valuation date, as applicable, will result in higher accrued investor fees and lower returns on your C-Tracks.

To submit your C-Tracks for redemption at your option, you must make the request with respect to at least 50,000 C-Tracks.

Because you must submit for redemption at least 50,000 C-Tracks at one time, if you own fewer than 50,000 C-Tracks, you will not be able to submit them for redemption and will instead have to sell them in the secondary market.  There can be no assurance that an active secondary market will exist at any time.  If you are able to sell your C-Tracks in a secondary market transaction prior to maturity, we can give you no assurance that the C-Tracks will not trade at a discount from the value an investor would have received upon optional early redemption.

If you are able to avail yourself of the option to redeem prior to maturity because you own and are able to submit for redemption at least 50,000 C-Tracks at one time, you will be required to pay a redemption charge to exercise your right of redemption on any redemption date.  Moreover, you may only redeem your C-Tracks on a redemption date if we receive an irrevocable offer for redemption from you by no later than 4:00 p.m., New York City time, on the business day prior to the related valuation date.  If we do not receive your irrevocable offer for redemption by 4:00 p.m., New York City time, on the business day prior to the related valuation date (which would be three business days prior to the applicable redemption date), your offer for redemption will not be effective and your C-Tracks will not be redeemed on that redemption date.  Your offer for redemption will not be effective until we or our affiliate confirms receipt.  The last day that you may submit your irrevocable offer for redemption is the business day prior to the final valuation period end date or the issuer redemption valuation period end date, as applicable.  See “Description of the C-Tracks—Early Redemption at Your Option—Redemption Procedures” in this pricing supplement for more information.

You may not be able to offer your C-Tracks for redemption because there may be fewer than 50,000 C-Tracks outstanding at any time.

If the number of C-Tracks outstanding and not held by our affiliates at any one time is fewer than 50,000, you will not be able to avail yourself of the option to redeem prior to maturity.

You will not know the repurchase amount you will receive at the time you elect to request that we repurchase your C-Tracks.

You will not know the repurchase amount you will receive at the time you elect to request that we repurchase your C-Tracks. Because your notice to us to repurchase your C-Tracks is irrevocable and must be received by us no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date, you will not know the repurchase amount until the following business day.  We will pay you the repurchase amount, if any, on the applicable repurchase date, which is the third business day following the related valuation date. As a result, you will be exposed to market risk in the event the market fluctuates after we confirm the validity of your notice of election to exercise your rights to have us repurchase your C-Tracks, and prior to the applicable repurchase date.

The C-Tracks are subject to our redemption right.

The term of the C-Tracks may be limited by our right to redeem the C-Tracks at our option, in whole and not in part, on any business day beginning September   , 2014 (expected to be September 25, 2014).  The amount of cash that you will receive will be based on the closing indicative value of the C-Tracks during the issuer redemption valuation period and may be significantly less than if it were based on a single valuation date if the level of the Index fluctuates or decreases during such period.  See “Description of the C-Tracks—Early Redemption at Our Option.”  Because the accrued investor fee reduces the amount of your return upon redemption, the level of the Index will need to increase significantly in order for you to receive at least the amount of your initial investment upon redemption.  If the increase in the level of the Index is insufficient to offset the negative effect of the accrued investor fee, or if the level of that Index decreases, you will receive less than the amount of your initial investment at maturity or upon redemption.  In addition, if the C-Tracks are redeemed prior to maturity, you may not be able to reinvest at comparable terms or returns.

The intraday indicative value and the closing indicative value are not the same as the closing price or any other trading price of the C-Tracks in the secondary market.

The intraday indicative value and the closing indicative value are not the same as the closing price or any other trading price of the C-Tracks in the secondary market.  The closing indicative value on the inception date was set to $25.00 for each $25.00 stated principal amount of C-Tracks.  The closing indicative value on each calendar day following the inception date will be equal to:  (i) the C-Tracks current value on that day, plus (ii) the accrued distribution amount on that day, minus (iii) the accrued investor fee on that day.

An intraday indicative value of the C-Tracks that is meant to approximate the intrinsic economic value of the C-Tracks will be calculated and published by CBOE® or a successor over Bloomberg under the ticker symbol “MLPCN”.  Although CBOE®, as Index calculation agent, on any business day will calculate and publish the intraday level of the Index and the intraday indicative value of the C-Tracks every 15 seconds, your payment on the C-Tracks at maturity or upon redemption will be determined based on the closing indicative value on the applicable valuation date.

The trading price of the C-Tracks at any time is the price that you may be able to sell your C-Tracks in the secondary market at such time, if one exists. The trading price of any series of the C-Tracks at any time may vary significantly from the intraday indicative value of such C-Tracks at such time. Paying a premium purchase price over the intraday indicative value of the C-Tracks could lead to significant losses in the event the investor sells such C-Tracks at a time when such premium is no longer present in the marketplace or such C-Tracks are redeemed (including at our option), in which case investors will receive a cash payment in an amount equal to the closing indicative value on the final valuation period end date or issuer redemption valuation period end date (each adjusted down by any final coupon amount otherwise due at maturity or on the applicable redemption date), as applicable.

The market value of the C-Tracks may be influenced by many unpredictable factors.

The market value of your C-Tracks may fluctuate significantly between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell your C-Tracks in the secondary market. We expect that generally the level of the Index will affect the market value of the C-Tracks more than any other factor. Several other factors, many of which are beyond our control, will influence the market value of the C-Tracks. Factors that may influence the market value of the C-Tracks include:

•	the market prices of and distributions on the Index constituents;

•	the Index constituents and any changes to those constituents;

•	supply and demand for the C-Tracks, including inventory positions with CGMI or any market-maker;

•	the accrued investor fee;

•	economic, financial, political, regulatory, geographical, biological or judicial events that affect the level of the Index or the prices of the Index constituents; and

•	the actual or perceived creditworthiness of Citigroup Inc.

These factors interrelate in complex ways, and the effect of one factor on the market value of your C-Tracks may offset or enhance the effect of another factor.

At maturity or upon earlier redemption at our option, you may receive less cash than expected because the closing level of the Index may fluctuate or decline after the start of the final valuation period or issuer redemption valuation period, as applicable, but before we settle our obligations.

At maturity or if we elect to redeem the C-Tracks, you will be exposed to fluctuations in the closing level of the Index during the final valuation period or issuer redemption valuation period, as applicable, which may negatively affect the amount of cash that you will receive.

In addition, the amount of cash that you will receive at maturity or upon redemption at our option will be determined by reference to the closing indicative value on the final valuation period end date or issuer redemption valuation period end date (each adjusted down by any final coupon amount otherwise due at maturity or on the applicable redemption date), as applicable, which will be based on both the index exposure and the notional cash amount.  As described in the risk factor immediately below, because of your decreased exposure to the index over each such period, if the closing level of the Index increases during that period, the amount of cash that you receive will be less than would be expected based on the closing level of the Index at the beginning of the final valuation period or issuer redemption valuation period, as applicable.

Your payment at maturity or upon earlier redemption at our option, is based upon a declining exposure to the Index over a number of observation days.

Your payment at maturity or upon earlier redemption at our option is based upon the sum of the index exposure and notional cash amount determined over the final valuation period or issuer redemption valuation period, as applicable.  The calculation of the index exposure and notional cash amount during these periods simulates a proportionate move from Index exposure to cash. This means that the return on the C-Tracks will not be based entirely on the distributions on the Index constituents or the Index fluctuations during this period and you will not entirely benefit from any distributions on the Index constituents or increases in the level of the Index as the notional cash amount increases relative to the index exposure amount.  You should understand that the accrued investor fee will continue to accrue on both the index exposure and the notional cash amount over the final valuation period or issuer redemption valuation period, as applicable, even though your potential to benefit from any positive performance of the Index during that time will be based only on the index exposure.  Moreover, even for the simulated cash position represented by the notional cash amount, you will not be compensated for any interest or time value of money during this period (which may be up to six calendar days) prior to your receiving the payment upon maturity or earlier redemption.

There may not be an active trading market in the C-Tracks; sales in the secondary market may result in significant losses.

Although we have applied to list the C-Tracks on the NYSE Arca under the symbol “MLPC”, no assurance can be given that a secondary market will exist, and even if there is a secondary market, it may not provide significant liquidity.  If there is insufficient liquidity in the secondary market, the price at which you would be able to sell your C-Tracks would likely be lower than if an active market existed.  In addition, although certain affiliates of Citigroup Inc. may engage in limited purchase and resale transactions in the C-Tracks, they are not required to do so, and if they decide to engage in such transactions, they may stop at any time.  Furthermore, while we expect that the C-Tracks issued on the original issue date and from time to time thereafter will be sold to the public from time to time, we cannot give you any assurance that there will be a demand for them. Therefore, the liquidity in the market could be limited to the number of C-Tracks currently outstanding and not held by our affiliates, or fewer, to the extent that any C-Tracks are redeemed or repurchased by us or our affiliates.  In addition, we are not required to maintain any listing of the C-Tracks on the NYSE Arca or any other securities exchange.

The liquidity of the market for the C-Tracks may vary materially over time.

The C-Tracks will be offered and sold from time to time through CGMI, our affiliate, as agent.  The number of C-Tracks outstanding and held by persons other than our affiliates could be reduced at any time due to early redemptions submitted by investors of the C-Tracks.  Accordingly, the liquidity of the market for any series of C-Tracks could vary materially over the term of the C-Tracks.  While you may elect for us to redeem your C-Tracks prior to maturity, early redemption at your option is subject to the conditions and procedures described elsewhere in this pricing supplement, including the conditions that you must pay a redemption charge and submit for redemption at least 50,000 C-Tracks at one time to exercise your right for us to redeem your C-Tracks on any applicable redemption date.

We may stop issuing or selling C-Tracks at any time, including determining at our own discretion, that we have reached a maximum issuance amount, which may cause the C-Tracks to trade at a significant premium, such premium which could be reduced or eliminated at any time.

We have no obligation to issue or sell additional C-Tracks at any time and may limit or restrict such sales or stop issuing or selling for any reason at any time, including if at our own discretion, we announce that we have reached a maximum issuance amount.  If we discontinue issuing and selling additional C-Tracks, an imbalance between supply and demand for the C-Tracks may arise, which could give rise to distortions in the market for the C-Tracks and result in the C-Tracks trading at a significant premium.  These distortions could lead to the market price of the C-Tracks differing, perhaps significantly, from the intraday indicative value and closing indicative value of the C-Tracks.  If this circumstance occurs, the C-Tracks could become highly volatile and subject to rapid and significant decreases in price with a reduction or elimination of premium at any time, independently of the performance of the Index, resulting in significant loss for any investors that had paid for such premium.

           If we do choose to sell additional C-Tracks, we may do so at a price that is higher or lower than the stated principal amount, based on the closing indicative value of the C-Tracks at that time.  The price of the C-Tracks in any subsequent sale may differ substantially from the issue price paid in connection with any other issuance of the C-Tracks.

Our offering of the C-Tracks does not constitute a recommendation of the Index, its constituents or MLPs generally.

You should not take our offering of the C-Tracks as an expression of our views about how the Index to which the C-Tracks are linked will perform in the future or as a recommendation to invest in the Index, its constituents, or in MLPs generally, including through an investment in the C-Tracks.  As we are part of a global financial institution, our affiliates may, and often do, have positions (including short positions) that conflict with an investment in the C-Tracks, including positions in constituents included in the Index.  You should undertake an independent determination of whether an investment in the C-Tracks is suitable for you in light of your specific investment objectives, risk tolerance and financial resources.

Our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in the C-Tracks and may do so in the future, and any such research, opinions or recommendations could adversely affect the level of the Index.

CGMI and other of our affiliates may publish research from time to time relating to the financial markets, the Index or its constituents.  Any research, opinions or recommendations provided by CGMI may influence the level of the Index and the value of the C-Tracks, and they may be inconsistent with purchasing or holding the C-Tracks.  CGMI and other of our affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the C-Tracks.  Any research, opinions or recommendations expressed by such affiliates of ours may not be consistent with each other and may be modified from time to time without notice.  Investors should make their own independent investigation of the Index, its constituents and the merits of investing in the C-Tracks.

The level of the Index may be affected by our or our affiliates’ hedging and other trading activities.

In anticipation of the sale of any issuance of the C-Tracks, we expect to hedge our obligations under the C-Tracks through certain affiliated or unaffiliated counterparties, who may take positions directly in the Index constituents or in instruments related the Index constituents that may affect the level of the Index.    We or our counterparties may also adjust this hedge during the term of the C-Tracks and close out or unwind this hedge on or before any applicable valuation date or observation day, which may involve, among other things, our counterparties purchasing or selling such shares or other instruments.  Additionally, this hedging activity during the term of the C-Tracks, including on or near any applicable valuation date or observation day, could negatively affect the level of the Index on that day and, therefore, adversely affect any payment owed to you under the C-Tracks.  This hedging activity may present a conflict of interest between your interests as a holder of the C-Tracks and the interests we and/or our counterparties, which may be our affiliates, have in executing, maintaining and adjusting hedging transactions.

CGMI and other of our affiliates may also trade the Index constituents or other instruments related to the Index constituents on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers.  As with our or our affiliates’ hedging activity, this trading activity could affect the level of the Index and, therefore, adversely affect the performance of the C-Tracks.

It is possible that these hedging or trading activities could result in substantial returns for our affiliates while the value of the C-Tracks declines.

We and our affiliates may have economic interests that are adverse to those of the holders of the C-Tracks as a result of our affiliates’ business activities.

Our affiliates may currently or from time to time engage in business with the issuers of the equity securities included in the Index (each, a “relevant issuer”).  These activities may include extending loans to, making equity investments in or providing advisory services to a relevant issuer, including merger and acquisition advisory services.  In the course of this business, we or our affiliates may acquire non-public information about a relevant issuer and we will not disclose any such information to you.  Any prospective purchaser of the C-Tracks should undertake an independent investigation of any relevant issuer as in its judgment is appropriate to make an informed decision with respect to an investment in the C-Tracks. We do not make any representation or warranty to any purchaser of the C-Tracks with respect to any matters whatsoever relating to our affiliates’ business with any relevant issuer.

If any of our affiliates is or becomes a creditor of a relevant issuer or otherwise enters into any transaction with a relevant issuer in the course of its business, such affiliate may exercise remedies against that issuer without regard to the impact on your interests as a holder of the C-Tracks.

Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for issuances of other securities or financial instruments with returns linked or related to changes in the level of the Index.  To the extent that we or one of our affiliates does so, our or their interests with respect to these products may be adverse to those of the holders of the C-Tracks.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the C-Tracks.

There are potential conflicts of interest between you and the C-Tracks calculation agent.

Currently, CGMI serves as the C-Tracks calculation agent.  It will, among other things, decide the amount to be paid to you on the C-Tracks on any coupon payment date, at maturity or upon redemption.  For a more detailed description of the C-Tracks calculation agent’s role see “Description of the C-Tracks—C-Tracks Calculation Agent” in this pricing supplement.

If the Index sponsor or Index calculation agent were to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the market value of the C-Tracks.  If events such as these occur, or if the level of the Index is not available or cannot be calculated because of a market disruption event, or for any other reason, the C-Tracks calculation agent may be required to make a good-faith estimate in its sole discretion of the level of the Index.  The circumstances in which the C-Tracks calculation agent will be required to make such a determination are described more fully under “Description of the C-Tracks—C-Tracks Calculation Agent” in this pricing supplement.

The C-Tracks calculation agent will exercise its judgment when performing its functions related to the C-Tracks.  For example, the C-Tracks calculation agent may have to determine whether for purposes of calculation of a closing indicative value a market disruption event has occurred or is continuing on an applicable valuation date or at any time during the final valuation period or issuer redemption valuation period.  Since these determinations by the C-Tracks calculation agent may affect the market value of the C-Tracks of any series, the C-Tracks calculation agent may have a conflict of interest if it needs to make any such decision.

The level of the Index and the interest payments on the C-Tracks could be significantly reduced if the current tax or other regulatory treatment of MLPs changes.

If the tax treatment of MLPs changes in an adverse manner, or if other regulatory authorities enact regulations which negatively affect MLPs’ ability to generate or distribute income, cash flow and after-tax distributions paid to holders of MLP common units could be significantly reduced. Any reduction in distributions made by the Index components will reduce the quarterly interest payments on the C-Tracks. In addition, reductions in cash flow or payments made to holders of MLP common units likely would result in a significant reduction in the value of the Index components. Any reduction in the value of the Index components will reduce the value of the Index and, accordingly, the value of the C-Tracks.

The tax consequences of an investment in the C-Tracks are unclear.

There is no direct legal authority as to the proper U.S. federal tax treatment of the C-Tracks, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the C-Tracks are uncertain, and the IRS or a court might not agree with the treatment described herein.  Although we intend to treat the C-Tracks as prepaid forward contracts with associated coupons, if the IRS were successful in asserting an alternative treatment the tax consequences of ownership and disposition of the C-Tracks might be materially and adversely affected and additional reporting and filing requirements might apply.

Even if the treatment of the C-Tracks as prepaid forward contracts with associated coupons is respected, the C-Tracks may be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). In that case, some or all of the long-term capital gain that you would otherwise recognize upon sale, exchange or retirement of the C-Tracks may be treated as ordinary income and a notional interest charge would apply to any such recharacterized gain.

Moreover, as described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the C-Tracks, possibly with retroactive effect.

If you are a Non-U.S. Holder, you should note that in determining our withholding responsibilities, if any, we generally expect to withhold on each coupon payment at a rate of 30% and we will not be required to pay any additional amounts with respect to amounts withheld.  In addition, under an alternative treatment of the C-Tracks you could be required to file a U.S. federal income tax return.

You should read carefully the section entitled “United States Federal Tax Considerations” in this pricing supplement and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the C-Tracks (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risk Factors Relating to the Index

The Index methodology may not be effective in predicting the future performance of the MLPs it selects.

The Index methodology selects securities on a quarterly basis to be included in the Index based on certain observable fundamental factors of publicly traded MLPs, including distribution growth, estimated capital expenditures and distribution coverage.  The methodology assumes that historical measures of certain of these factors are accurate predictors of the future performance of, including the price of and distributions on, an MLP.  However, there may be no correlation between the fundamental factors used by the Index methodology to select MLPs and the future performance of those MLPs.  In fact, the efficient market hypothesis is a well-known theory in academic financial literature that states it is impossible to choose investments that outperform the market, because the market is efficient and current asset prices reflect all available relevant information.  As a result, future asset prices will only change from current asset prices as a result of new information.  Because it is impossible to predict what new information will become available, it is impossible to predict future asset prices.  If true, the efficient market hypothesis implies that the fundamental factors used by the Index methodology should not be accurate predictors of an MLP’s future performance.  If the efficient market hypothesis is true, the Index may perform no better than a random allocation among all eligible MLPs.

The measures of the fundamental factors used to select the Index constituents may not be the most accurate measures of those factors as predictive tools.

The particular measures of distribution growth, estimated capital expenditures and distribution coverage used by the Index may not be the most accurate measures of those factors as predictive tools.  For example, each of these factors is measured over a period of one year.  Distribution growth is measured as a year-over-annualized trailing three-month comparison, estimated capital expenditures is a composite of analysts’ expectations of the current fiscal year’s capital expenditures and distribution coverage is calculated using the EBITDA of each MLP for the trailing four-quarter period ending as of the date of its most recent quarterly or annual report filed with the SEC immediately prior to the relevant rebalancing.  In each case, a longer or shorter observation period may have been a more accurate measure of the relevant factors and may have improved its analytical value in the selection process.  It may also be the case that historical, rather than estimated, capital expenditures or net income, rather than EBITDA, would have been better measures to use in the determination of the relevant fundamental factors.  These are just a few examples of alternative methods for measuring the fundamental factors used to select the Index constituents that may have been better predictors of the future performance of MLPs.

The Index methodology may not effectively apply the fundamental factors used to select the Index constituents.

Because other filters are applied to the potential Index constituents during the Index constituent selection process, the effectiveness of applying the fundamental factors as selection criteria may be diminished.  For example, because the potential Index constituents are sorted into two groups according to their market capitalization before the fundamental factors are applied so that 75% of the Index is allocated to large-cap MLPs and 25% of the Index is allocated to mid- and small-cap MLPs, the methodology may exclude certain MLPs based on their market capitalization that would have otherwise been included in the Index based on their distribution growth, estimated capital expenditures or distribution coverage.  There may also be MLPs that would have been selected according to the relevant fundamental factors, but nevertheless may be excluded based on their classification as upstream or downstream MLPs.  Because 70% or more of the Index will be to be allocated to midstream MLPs, upstream or downstream MLPs that the Index predicts would perform well in the future based on the relevant fundamental factors, may still be excluded.

The order in which the fundamental factors are applied to the large-cap and mid- and small-cap groups of MLPs, may also cause certain MLPs to be excluded from the Index that would have otherwise performed well in comparison to the MLP asset class.  For example, even if estimated capital expenditures were to be the most accurate predictor of the future performance of an MLP, because distribution growth is applied as the first selection step, it may be the case that an MLP is excluded before the methodology determines and applies the estimated capital expenditures of that MLP as the second selection step.  You should carefully consider the risks embedded in the Index methodology and how those risks could negatively affect the level of the Index and the value of the C-Tracks.

There may be significant daily fluctuations in the level of the Index, which will affect the value of the C-Tracks.

The hypothetical back-tested performance of the Index is highly volatile.  It is likely that the actual performance of the Index will be highly volatile in the future, with the potential for significant fluctuations in the daily performance of the Index.  Accordingly, the C-Tracks are not designed for investors who are not willing to be exposed to potential significant fluctuations in the level of the Index and, therefore, in the value of their C-Tracks.  See “Description of the Index—Hypothetical Back-Tested Data” in this pricing supplement.

Hypothetical back-tested levels of the Index are limited and should not be taken as an indication of the future performance of the Index during the term of the C-Tracks.

It is impossible to predict whether the Index underlying the C-Tracks will rise or fall.  The actual performance of the Index over the term of the C-Tracks, as well as the amount of any coupon payments you may receive and any amount payable at maturity or upon earlier redemption, may bear little relation to the hypothetical back-tested levels of the Index, which have been highly volatile.

Moreover, because the Index began publishing on September 16, 2013, there is no actual historical information for you to consider in making an independent investigation of the Index.  The hypothetical back-tested Index performance information that has been calculated by the Index sponsor and included in this pricing supplement is subject to significant limitations, including the fact that the Index sponsor had the benefit of hindsight both in developing the Index Methodology and in calculating the hypothetical back-tested Index Levels, and the fact that the hypothetical back-tested Index Levels were calculated in a manner that differed from the Methodology in certain respects, as described in “Description of the Index—Hypothetical Back-Tested Data.”  If the hypothetical back-tested Index Levels were calculated based on different assumptions or if the modifications to the Methodology were not made, or if the Back-Test Period covered a longer or different time period, the hypothetical back-tested performance of the Index might look materially different.

The Index does not measure the performance of MLPs as an asset class.

The Index is designed to measure the performance of 25 energy MLPs selected by a methodology that is based upon quantitative fundamental factors of publicly traded MLPs.  It is not designed to measure the performance of MLPs as an asset class, and as such, may underperform the MLP asset class as a whole. If the Index were composed of 25 MLPs, as of the date of this pricing supplement, that number would comprise approximately 20% of the number of MLPs in the asset class as a whole.

The Index may be subject to risks associated with small capitalization MLPs.

Because the Index is designed to allocate 25% of its weight to mid- or small-cap MLPs, those MLPs may have a greater weight in the Index than they would in a market capitalization-weighted index, and may be riskier than the MLPs included in such an index or in the MLP asset class as a whole. Moreover, the Index methodology may favor MLPs in a growth phase because two of the fundamental factors by which it selects constituents are distribution growth and estimated capital expenditures.  The prices of small capitalization MLPs may be more volatile than the prices of large capitalization MLPs because these MLPs tend to be less well-established than large capitalization MLPs. Moreover, smaller MLPs may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger MLPs.

The Index may be subject to concentration risks associated with midstream MLPs.

Because the Index methodology generally provides that at least 70%, and potentially 100%, of the Index will be composed of midstream MLPs, you will be exposed to concentration risks associated with midstream MLPs.

Miller/Howard Strategic Indexes, LLC and CBOE® may exercise their judgment in the calculation of the Index and they may adjust the Index in a way that negatively affects the level of the Index, and neither the Index sponsor nor the Index calculation agent has any obligation to consider your interests.

The Index calculation agent is responsible for calculating and maintaining the Index in consultation with the Index sponsor.  The Index sponsor and the Index calculation agent may exercise their judgment in the calculation of the Index and they may add, delete or substitute the equity securities included in the Index upon certain events (as described under “Description of the Index—Disruption to Valuation and Other Adjustments—Adjustments and Modifications) or make other methodological changes that could change the level of the Index.  For example, the Index sponsor may adjust certain of the eligibility criteria of the Index to ensure consistency with developments affecting the MLP industry generally or if necessary to obtain 25 MLPs in the eligible universe, or if fewer than 40 MLPs are eligible to be included in the Index, the Index sponsor may elect not to apply the upstream and downstream MLP limitations on the exposure to those classes of MLPs, as described in the section “Description of the Index—Selection of Constituents and Weightings.”  In fact, in calculating the hypothetical back-tested Index performance information included in this pricing supplement, the Index sponsor chose not to apply one of the eligibility criteria (specifically, the ADTV criterion), as described in “Description of the Index—Hypothetical Back-Tested Data.”  The Index sponsor may also replace Index constituents with new MLPs upon the occurrence of certain corporate events affecting an Index constituent, including a merger or consolidation, spinoff, bankruptcy or delisting.  You should realize that the changing of equity securities included in the Index may affect the Index, as a newly added equity security may perform significantly better or worse than the equity security or securities it replaces. Additionally, the Index calculation agent and the Index sponsor may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the C-Tracks. Neither the Index sponsor nor the Index calculation agent has any obligation to consider your interests in calculating or revising the Index.

You have no ownership interests in any of the MLPs included in the Index or rights to receive any distributions on, or shares of, the Index components.

Investing in the C-Tracks is not equivalent to investing in the Index or any of the Index components and it will not make you a holder of any ownership interest in any of the Index components. Neither you nor any other holder or owner of the C-Tracks will have any voting rights, any right to receive distributions on or any other rights with respect to the Index components and certain corporate events may occur during the term of the C-Tracks that affect a direct holder of the Index components, but will not be adjusted for by any of the Index sponsor, the Index calculation agent or the C-Tracks calculation agent.  The amount you receive at maturity or earlier redemption will be paid in U.S. dollars, and you will have no right to receive delivery of any shares of the Index components.

You will have no rights against any MLP included in the index or the entities that calculate the Index.

As an owner of the C-Tracks, you will have no rights against any issuer of the equity securities included in the Index, the Index sponsor or the Index calculation agent, even though the amount you receive at maturity or upon earlier redemption will depend, in part, on the level of the Index, and such level is based on the prices of the Index constituents.

The Index calculation agent may, in its sole discretion, discontinue the public disclosure of the intraday levels of the Index and the closing level of the Index.

The Index calculation agent is not under any obligation to continue to calculate the intraday levels of the Index or the closing levels of the Index or to calculate similar levels for any successor index. If the Index calculation agent discontinues such public disclosure, we may not be able to provide the intraday indicative values related to the Index required to maintain the listing of the C-Tracks on the relevant securities exchange. If the C-Tracks become delisted, the liquidity of the market for the C-Tracks may be materially and adversely affected and you may sustain significant losses if you sell your C-Tracks in the secondary market.

We are not currently affiliated with any MLPs included in the Index.

To our knowledge, we are not currently affiliated with any of the MLPs included in the Index. As a result, we have no ability, nor expect to have the ability in the future, to control the actions of such MLPs, including actions that could affect the price of the Index components or the value of your C-Tracks. None of those MLPs will have any obligation to consider your interests as a holder of the C-Tracks in taking any corporate actions that might affect the value of your C-Tracks.

In the event we become affiliated with any of the MLPs included in the Index, we will have no obligation to consider your interests as a holder of the C-Tracks in taking any action with respect to such MLP that might affect the value of your C-Tracks.

We are not responsible for any disclosure by any of the MLPs included in the Index, the Index sponsor or the Index calculation agent.

To our knowledge, we are not currently affiliated with any MLPs included in the Index, the Index sponsor or the Index calculation agent. However, we or our affiliates may currently or from time to time in the future engage in business with those MLPs, the Index sponsor or the Index calculation agent. Nevertheless, neither we nor any of our affiliates independently verified the accuracy or the completeness of any information about the Index or any of the Index components disclosed by the Index sponsor, the Index calculation agent or the MLPs included in the Index. You, as an investor in the C-Tracks, should make your own investigation into the Index and the Index components.

The Index components are concentrated in the energy industry.

The Index is designed to include MLPs engaged in the exploration, production, transportation, storage or processing of crude oil, natural gas or their derivative products.  Some of the Index constituents may be smaller, non-diversified businesses that are exposed to the risks associated with such businesses, including the lack of capital funding to sustain or grow businesses and potential competition from later, better financed and more diversified businesses. MLPs in the energy sector are significantly affected by a number of factors including:

•	worldwide and domestic supplies of, and demand for, crude oil, natural gas, natural gas liquids, hydrocarbon products and refined products;

•	changes in tax or other laws affecting MLPs generally;

•	regulatory changes affecting pipeline fees and other regulatory fees in the energy sector;

•	changes in the relative prices of competing energy products;

•	the impact of environmental, health and safety laws and regulations and technological changes affecting the cost of producing and processing, and the demand for, energy products;

•	decreased supply of hydrocarbon products available to be processed due to fewer discoveries of new hydrocarbon reserves, short- or long-term supply disruptions or otherwise;

•	risks of regulatory actions and/or litigation, including as a result of leaks, explosions or other accidents relating to energy products;

•	uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere; and

•	general economic and geopolitical conditions in the United States and worldwide.

These or other factors or the absence of such factors could cause a downturn in the energy industry generally or regionally and could cause the value of some or all of the Index components to decline during the term of the C-Tracks.

Energy MLP market risks may affect the trading value of the C-Tracks and the amount you will receive on any coupon payment date and at maturity or earlier redemption.

We expect that the level of the Index will fluctuate in accordance with changes in the financial condition of the Index components and certain other factors. The financial condition of the Index components may become impaired or the general condition of the energy MLP market may deteriorate, either of which may cause a decrease in the level of the Index and thus in the value of the C-Tracks. The C-Tracks are susceptible to general market fluctuations and to volatile increases and decreases in value, as market confidence in and perceptions regarding the Index components change. Investor perceptions of the Index components are based on various and unpredictable factors, including expectations regarding government, economic, monetary, tax and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic, and banking crises.

HYPOTHETICAL PAYMENTS ON THE C-TRACKS

Presented below are hypothetical examples showing how the coupon payments on and payout at maturity of the C-Tracks are calculated.  The first two examples present hypothetical payments at maturity of the C-Tracks, and the second two examples present hypothetical coupon payments on the C-Tracks.  The last example illustrates the calculation of a hypothetical closing indicative value during the final valuation period.

The examples below are based on a hypothetical initial index level of 100.  We have included one example in which the Index has, over time, increased until maturity and one example in which the Index has, over time, decreased until maturity.  These examples highlight the behavior of the accrued investor fee in different circumstances.  Because the accrued investor fee is calculated on each calendar day during the life of the C-Tracks and is based upon each daily return factor, whereas the hypothetical accrued investor fee shown below is based upon a yearly return factor, the actual accrued investor fee in any scenario shown below will be dependent upon the path taken by the Index to arrive at its ending level and likely will be different (and possibly very different) than the hypothetical accrued investor fee shown below.  For example, if the closing level of the Index in a particular year generally remains above the closing level of the Index at the end of the year, the actual accrued investor fee (both in absolute terms and as a percentage of the closing level of the Index at the end of the year) will be greater than the hypothetical accrued investor fee shown below.  Conversely, if the closing level of the Index in a particular year generally remains below the closing level of the Index at the end of the year, the actual accrued investor fee (both in absolute terms and as a percentage of the closing level of the Index at the end of the year) will be less than the hypothetical accrued investor fee shown below.  The impact of the accrued investor fee on the return on your C-Tracks will increase with the increase in the Index level but will be affected by the overall path of the Index level during the term of your investment.

The following hypothetical examples highlight the behavior of the C-Tracks in different circumstances, but they are not indicative of actual results and are provided for illustrative purposes only.  The first two examples below are solely hypothetical, and are provided solely for the purpose of illustrating how the payout at maturity or earlier redemption on the C-Tracks is calculated. For ease of analysis and presentation, the following examples assume that the term of the C-Tracks is 10 years, no coupon amount was paid during the term of the C-Tracks and the accrued distribution amount for each applicable coupon period is zero.  Actual results will vary.

Example 1:  The closing level of the Index appreciates at a constant rate of 3.0% per year.
Year	Closing Level of the Index	Annual Index Dividend Yield	Yearly Coupon	Accrued Distribution Amount	Accrued Investor Fee	C-Tracks Current Value	Closing Indicative Value(1)
0	100.00					$25.00	$25.00
1	103.00	0.00%	$0.00	$0.00	$0.24	$25.75	$25.51
2	106.09	0.00%	$0.00	$0.00	$0.48	$26.52	$26.04
3	109.27	0.00%	$0.00	$0.00	$0.73	$27.32	$26.59
4	112.55	0.00%	$0.00	$0.00	$0.98	$28.14	$27.16
5	115.93	0.00%	$0.00	$0.00	$1.24	$28.98	$27.74
6	119.41	0.00%	$0.00	$0.00	$1.50	$29.85	$28.35
7	122.99	0.00%	$0.00	$0.00	$1.77	$30.75	$28.98
8	126.68	0.00%	$0.00	$0.00	$2.05	$31.67	$29.62
9	130.48	0.00%	$0.00	$0.00	$2.33	$32.62	$30.29
10	134.39	0.00%	$0.00	$0.00	$2.62	$33.60	$30.98
(1) See Example 5 for a hypothetical calculation of the closing indicative value during the final valuation period.

The total return on the Index is 34.39% and the total return on the C-Tracks is 23.93%.

Example 2:  The closing level of the Index depreciates at a constant rate of 3.0% per year.
Year	Closing Level of the Index	Annual Index Dividend Yield	Yearly Coupon	Accrued Distribution Amount	Accrued Investor Fee	C-Tracks Current Value	Closing Indicative Value(1)
0	100.00					$25.00	$25.00
1	97.00	0.00%	$0.00	$0.00	$0.24	$24.25	$24.01
2	94.09	0.00%	$0.00	$0.00	$0.47	$23.52	$23.06
3	91.27	0.00%	$0.00	$0.00	$0.68	$22.82	$22.13
4	88.53	0.00%	$0.00	$0.00	$0.89	$22.13	$21.24
5	85.87	0.00%	$0.00	$0.00	$1.10	$21.47	$20.37
6	83.30	0.00%	$0.00	$0.00	$1.29	$20.82	$19.53
7	80.80	0.00%	$0.00	$0.00	$1.48	$20.20	$18.72
8	78.37	0.00%	$0.00	$0.00	$1.65	$19.59	$17.94
9	76.02	0.00%	$0.00	$0.00	$1.82	$19.01	$17.18
10	73.74	0.00%	$0.00	$0.00	$1.99	$18.44	$16.45
(1) See Example 5 for a hypothetical calculation of the closing indicative value during the final valuation period.

The total return on the Index is -26.26% and the total return on the C-Tracks is -34.21%.

The following two examples illustrate the hypothetical coupon amount payable on each quarterly coupon payment date over a hypothetical period of 12 quarters.  These examples show accrued distributions and accrued investor fees as of each quarterly coupon determination date.  The quarterly coupon amounts below reflect the coupon amount that will be paid for each quarter on the coupon payment date following the relevant coupon determination date.  Each of the hypothetical quarterly coupon amounts set forth below is for illustrative purposes only and may not be the actual coupon amount payable to a purchaser of the C-Tracks on any coupon payment date.  The actual coupon amount payable on any coupon payment date will be determined by reference to the actual accrued distribution amount and actual accrued investor fee determined as of the related coupon determination date and may be substantially different from any amount set forth below.  Because the C-Tracks are based on the price return version of the Miller/Howard MLP Fundamental Index, the examples and the annualized and total return calculations below assume no reinvestment of ordinary cash dividends.  The figures below have been rounded for ease of analysis, and do not take into account the effects of any applicable taxes.  You should consult your own tax advisors regarding the U.S. tax treatment of the C-Tracks and your particular circumstances before investing in the C-Tracks.

Example 3: The closing level of the Index appreciates and the accrued distribution amount exceeds the accrued investor fee on each quarterly coupon determination date.
Quarter	Closing Level of the Index	Quarterly Index Distribution Yield	Quarterly Coupon Amount	Accrued Distribution Amount	Quarterly Accrued Investor Fee	C-Tracks Current Value	Closing Indicative Value(1)
0	100.00					$25.00	$25.00
1	101.00	1.50%	$0.32	$0.38	$0.06	$25.25	$25.57
2	102.01	1.50%	$0.32	$0.38	$0.06	$25.50	$25.82
3	103.03	1.50%	$0.32	$0.38	$0.06	$25.76	$26.08
4	104.06	1.50%	$0.32	$0.39	$0.06	$26.02	$26.34
5	105.10	1.50%	$0.33	$0.39	$0.06	$26.28	$26.60
6	106.15	1.50%	$0.33	$0.39	$0.06	$26.54	$26.87
7	107.21	1.50%	$0.33	$0.40	$0.06	$26.80	$27.14
8	108.29	1.50%	$0.34	$0.40	$0.06	$27.07	$27.41
9	109.37	1.50%	$0.34	$0.41	$0.07	$27.34	$27.68
10	110.46	1.50%	$0.34	$0.41	$0.07	$27.62	$27.96
11	111.57	1.50%	$0.35	$0.41	$0.07	$27.89	$28.24
12	112.68	1.50%	$0.35	$0.42	$0.07	$28.17	$28.52
(1) See Example 5 for a hypothetical calculation of the closing indicative value during the final valuation period.

The total return on the Index is 31.71% and the total return on the C-Tracks is 28.66%.

Example 4: The closing level of the Index appreciates but the accrued distribution amount does not exceed the accrued investor fee on each quarterly coupon determination date.
Quarter	Closing Level of the Index	Quarterly Index Dividend Yield	Quarterly Coupon Amount	Accrued Distribution Amount	Quarterly Accrued Investor Fee	C-Tracks Current Value	Closing Indicative Value(1)
0	100.00					$25.00	$25.00
1	100.50	1.00%	$0.19	$0.25	$0.06	$25.13	$25.32
2	101.00	0.50%	$0.07	$0.13	$0.06	$25.25	$25.32
3	101.51	0.25%	$0.00	$0.06	$0.06	$25.38	$25.38
4	102.02	0.00%	$0.00	$0.00	$0.06	$25.50	$25.44
5	102.53	0.00%	$0.00	$0.00	$0.12	$25.63	$25.51
6	103.04	0.00%	$0.00	$0.00	$0.18	$25.76	$25.58
7	103.55	0.00%	$0.00	$0.00	$0.24	$25.89	$25.65
8	104.07	0.00%	$0.00	$0.00	$0.30	$26.02	$25.71
9	104.59	0.00%	$0.00	$0.00	$0.36	$26.15	$25.78
10	105.11	0.00%	$0.00	$0.00	$0.43	$26.28	$25.85
11	105.64	0.00%	$0.00	$0.00	$0.49	$26.41	$25.92
12	106.17	0.00%	$0.00	$0.00	$0.55	$26.54	$25.99
(1) See Example 5 a hypothetical calculation of the closing indicative value during the final valuation period.

The total return on the Index is 7.92% and the total return on the C-Tracks is 5.01%.

Example 5: Hypothetical calculation of the closing indicative value during the final valuation period.
Observation Day	Closing Level of the Index	C-Tracks Current Value(1)	Index Exposure(2)	Notional Cash Amount(3)	Accrued Distribution Amount	Accrued Investor Fee	Closing Indicative Value(4)
0	100.00	$25.00	$25.00	$0.00	$0.38	$0.06	$25.32
1	105.00	$26.25	$17.50	$8.75	$0.38	$0.06	$26.57
2	110.00	$27.08	$9.17	$17.92	$0.38	$0.06	$27.40
3	115.00	$27.50	$0.00	$27.50	$0.38	$0.06	$27.50
(1)	C-Tracks Current Value(t) = Index Exposure(t) + Notional Cash Amount(t)
(2)
Index Exposure(t) = Index Exposure(t-1) × (Closing Level of the Index(t) / Closing Level of the Index(t-1)) × (Number of Observation Days Remaining Exclusive / Number of Observation Days Remaining Inclusive)

(3)	Notional Cash Amount(t) = Notional Cash Amount(t-1) + Index Exposure(t-1) × (Closing Level of the Index(t) / Closing Level of the Index(t-1) / Number of Observation Days Remaining Inclusive)
(4)	The closing indicative value on observation day 3 does not include the final coupon amount otherwise due at maturity, which is equal to the accrued distribution amount less the accrued investor fee.

The example above illustrates the daily reduction over the final valuation period of your exposure to the performance of Index any distributions that may be paid on the securities included in the Index, which is replaced by your exposure to the Notional Cash Amount.  The total return on the Index over the final valuation period would have been 15.00%, but due to the daily reduction in your exposure to the Index during that period, the total return on the C-Tracks during the final valuation period would have been 9.87%. The hypothetical calculations shown above would also apply to any issuer redemption valuation period, adjusted for the number of observation days in such valuation period.

DESCRIPTION OF THE INDEX

Overview and Basic Methodology

The price return version of the Miller/Howard MLP Fundamental Index (the “Index”) is designed to measure the performance of 25 master limited partnerships (“MLPs”) selected by a methodology based upon quantitative fundamental factors of publicly traded MLPs.  The Index is a rules-based proprietary index developed by Miller/Howard Strategic Indexes, LLC (the “Index Sponsor”) in consultation with us.  The Index Sponsor is an investment firm that has provided MLP portfolio strategies to its institutional and individual clients since 1997.  The Index launched on September 16, 2013 with a base Index level set to 100 as of August 23, 2013.

The methodology tracked by the Index (the “Methodology”) is intended to provide exposure to a target basket of 25 MLPs selected using certain quantitative fundamental factors of MLPs, including distribution growth, estimated capital expenditures and distribution coverage.  The Methodology aims to achieve this through a quarterly, rules-based selection of MLPs to be included in the Index for the following quarter (each such MLP included in, or selected to be included in, the Index at any given time, an “Constituent”) based on certain observable fundamental factors.  The 25 Constituents included in the Index for any quarter will be chosen according to the four steps set forth under “—Selection of Constituents and Weightings” below.

Chicago Board Options Exchange® (the “Index Calculation Agent” or “CBOE®”) calculates and publishes the Index.  The Index Sponsor may, in its sole discretion and without notice, appoint an alternative Index Calculation Agent at any time (which may be any affiliate of the Index Sponsor).  The Index Calculation Agent will employ the Methodology to calculate and disseminate the Index Level on each Trading Day on a real-time basis under the ticker symbol “MLPMP”.  The Index Sponsor also publishes a total return version of the Miller/Howard MLP Fundamental Index under the ticker symbol “MLPMH.”  In contrast to the price return version to which the C-Tracks are linked, the total return version accounts for ordinary cash distributions by reinvesting them across the Index after market close on the relevant ex-dividend date.  Daily historical levels of each will also be available on the Index’s publicly available website at www.mhinvest.com/indexes.html.  Each of the Index Calculation Agent and the Index Sponsor will employ the Methodology to make all other calculations, determinations, rebalancings and adjustments in respect of the Index.  In the event of any inconsistency between the Index Calculation Agent’s determinations in respect of the Index and the Index Sponsor’s determinations in respect of the Index, the determinations made by the Index Sponsor will be final and binding in the absence of manifest error.

MLPs, or master limited partnerships, are structured as publicly traded partnerships, rather than public corporations (C-corporations), and pay no corporate-level taxes.  A publicly traded partnership will be taxed as a partnership, and not as a corporation, for United States federal income tax purposes, so long as it is not required to register under the Investment Company Act of 1940, as amended, and at least 90% of its gross income for each taxable year constitutes “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code (the “Code”). Qualifying income includes income and gains derived from the exploration, production, transportation, storage and processing of crude oil, natural gas and their derivative products.  Other types of qualifying income include rents, dividends, interest (to the extent that interest is neither derived from the “conduct of a financial or insurance business” nor based, directly or indirectly, upon “income or profits” of any person), and capital gains from the sale or other disposition of stocks, bonds and real property.

The MLPs included in the Index will be energy MLPs, as more fully described below, and energy MLPs may be classified by their place in the energy supply chain.  Generally, “upstream” MLPs include companies that explore for and produce oil and natural gas; “midstream” MLPs gather, process, transport and store oil, natural gas and refined petroleum products; and “downstream” MLPs refine, market and sell products to the end user.  The Methodology provides that, measured by weight, at least 70% of the Index will be composed of midstream MLPs, with no more than 15% of the Index allocated to upstream MLPs and no more than 15% of the Index allocated to downstream MLPs.  These 15% thresholds are maximum allocations, and therefore, at any time there may be few or no upstream or downstream MLPs included in the Index.  In addition, large-cap MLPs (as described below) will comprise 75% of the Index by weight and mid- or small-cap MLPs (as described below) will comprise the remaining 25% of the Index by weight.

The Index is premised on the assumption that certain observable fundamental factors influence the overall performance and growth of an MLP.  This Index seeks to de-emphasize the importance of market capitalization in the weighting of its Constituents as compared to other MLP-linked indices that are market capitalization-weighted.  The Index allocates exposure to the MLPs that it identifies according to select quantitative fundamental factors, including distribution growth, estimated capital expenditures and distribution coverage.  However, it is possible that these factors will prove to be inaccurate predictors of the future performance of the MLPs.  Moreover, it is possible that the particular Methodology followed by the Index may fail to accurately identify the MLPs that exhibit those factors.  For a discussion of these and other important risks relating to the Index, see “Risk Factors—Risk Factors Relating to the Index.”

The performance of the Index reflects the performance of its 25 Constituents, each weighted as described below.  In order to identify the 25 Constituents on a quarterly basis, the Methodology first identifies the Eligible Universe (as defined below) of securities from which the Constituents may be chosen based on certain eligibility criteria identified below.  Then, once the Eligible Universe is determined, the securities included in the Eligible Universe are ranked according to their market capitalization, as determined below.  The first 25 MLPs with the largest market capitalizations are allocated to the “Large Group” and the next 25 MLPs with the 25 next largest market capitalizations (beginning with the 26th largest MLP according to the initially ranked Eligible Universe) are allocated to the “Mid-Small Group.”  However, in the event there are 40 or fewer MLPs in the Eligible Universe, all such MLPs will be allocated to one group and there will be no division between the Large Group and the Mid-Small Group.  As a result, a total of 50 or fewer securities are eligible to be chosen as Constituents in the Index.  We refer to this group of securities as the “Final Investment Universe.”

Of the potentially 50 securities in the Final Investment Universe, 25 will be chosen to be included as Constituents in the Index according to the several quantitative fundamental factors and methodology described under “—Selection of Constituents and Weightings—Determining the Constituents and Weightings” below.

If there are more than 40 MLPs in the Eligible Universe, a total of 15 MLPs will be chosen quarterly from the Large Group and a total of 10 MLPs will be chosen from the Mid-Small Group to be included in the Index.  Each of the Constituents chosen from the Large Group will be assigned a weighting of 5%, while each of the Constituents chosen from the Mid-Small Group will be assigned a weighting of 2.5%.  If there are 40 or fewer MLPs in the Eligible Universe, a total of 25 MLPs will be chosen quarterly from the Final Investment Universe, and of those 25, the first 15 MLPs with the largest market capitalization will be assigned a weighting of 5%, while the next 10 MLPs with the 10 next largest market capitalizations will be assigned a weighting of 2.5%.

There is no actual portfolio of assets to which any investor is entitled or in which any investor has any ownership or other interest.  Instead, for the purpose of calculating the level of the Index, the Index replicates notional positions in the securities included in the Index as more fully described under “—Index Construction and Maintenance” below.

The Index Rules, available at www.mhinvest.com/indexes.html, set forth the specific rules governing the Index.  Where this description of the Index conflicts with the Index Rules, the Index Rules control.  Information contained on the Index website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.  We make no representation or warranty as to the accuracy or completeness of information contained on the Index website.

Index Construction and Maintenance

The Constituents of the Index and their relative weightings as of the date of this pricing supplement are listed below under “—Index Constituent Information” and may be found at www.mhinvest.com/indexes.html.  The Index is reconstituted and rebalanced each calendar quarter such that the Constituents included in the Index may fluctuate from quarter to quarter.  The Index Calculation Agent will determine the Constituents to be included in the Index for the next quarter according to the four steps set forth under “—Selection of the Constituents and Weightings” below, after the close of business, New York time, on the third Friday of each February, May August and November (each such day, a “Selection Date”) according to the relevant data available as of the close of business, New York time on that Selection Date.  The rebalancing will take place over a period (the “Rebalancing Period”) of four Trading Days (each such day, a “Rebalancing Date”) beginning on the fifth Trading Day immediately following the relevant Selection Date.  Results of each Selection Date and the Constituents to be included in the Index for the next quarter will be announced on the Index’s publicly available website, www.mhinvest.com/indexes.html, after the close of business on fourth Trading Day following the Selection Date.  After each quarterly Selection Date and related Rebalancing Period, new Constituents will not be chosen and included in the Index until the next quarterly Selection Date and Rebalancing Period (except pursuant to certain events or circumstances as described under “Disruption to Valuation and Other Adjustments—Adjustments and Modifications” below).  As the prices of the MLPs fluctuate between Rebalancing Dates, the weightings of each Constituent in the Index will also fluctuate.

Selection of the Constituents and Weightings

Step 1:  Determining the Eligible Universe

On each Selection Date, each of the Index Calculation Agent and the Index Sponsor will determine the Constituents of the Index by first determining the Eligible Universe for selection, then will determine the Final Investment Universe from the Eligible Universe, then will determine the particular Constituents of the Index from the Final Investment Universe and finally may make adjustments to the selected Constituents and their weightings.  Each of these steps are described in detail below.

The “Eligible Universe” will include securities of all MLPs that meet the following criteria:

1.	Its equity securities must be listed on (a) the New York Stock Exchange (including NYSE Arca and NYSE Amex), (b) NASDAQ Global Select Market, (c) NASDAQ Select Market or (d) NASDAQ Capital Market.

2.	It must have existed for at least 12 months.

3.
It must be a publicly traded partnership or limited liability company exempt from corporate taxation as a result of the Tax Reform Act of 1986 or any subsequent federal tax Acts, as described above, engaged in the exploration, production, transportation, storage or processing of crude oil, natural gas or their derivative products.

4.
It must represent either limited or general partner interests, or both, of a master limited partnership that is an operating company, or common units of a limited liability company that is an operating company. C-corporations, open-end mutual funds, closed-end funds, exchange-traded funds (ETFs), royalty or income trusts and other pooled investment vehicles are not eligible for inclusion.

5.
It must have a capitalization of at least $500 million, subject to adjustment by the Index Sponsor to ensure consistency with developments affecting the MLP industry generally, as determined on the relevant Selection Date by reference to the Bloomberg field “CUR_MKT_CAP” for that security.

6.
It must be classified as belonging to one of the following Bloomberg Industry Classification System Codes (each, a “BICS Code”):  Basics & Diversified Chemicals (BICS Code: 171011), Exploration & Production (BICS Code: 131011), Marine Transp Services (BICS Code: 161612), Midstream – Oil & Gas (BICS Code: 131014), Oil & Gas Services (BICS Code: 131015), Refining & Marketing (BICS Code: 131016) or Utility Networks (BICS Code: 191014). If, however, an MLP is classified as belonging to one of the foregoing BICS Codes and the Index Sponsor determines by reference to an MLP’s SEC filings that the majority of its revenues are generated by activities that are not related to the energy or utility sectors, the Index Sponsor may exclude that MLP, using its good faith reasonable discretion.  The Index Sponsor may expand this list of BICS Codes to ensure consistency with developments affecting the MLP industry generally.

7.
It must have a three-month average daily trading volume (ADTV) of at least (a) $3.0 million, measured over the three months immediately preceding the Selection Date, if it was selected as a Constituent on the immediately preceding Selection Date and (b) $4.0 million, measured over the three months immediately preceding the Selection Date, if it was not selected as a Constituent on the immediately preceding Selection Date.  The three-month ADTV in clauses (a) and (b) will be determined by reference to the Bloomberg field “AVG_DAILY_VALUE_TRADED_3M” for that security.  Each of the thresholds in clauses (a) and (b) above may be adjusted by the Index Sponsor to ensure consistency with developments affecting the MLP industry generally.

8.
Excluding any special distributions, its Distribution Growth, calculated as described below under “—Step 3: Determining the Constituents and Weightings—Distribution Growth” must be zero or positive.  The Index Sponsor may waive this criterion 8 if necessary to obtain an Eligible Universe of at least 25 MLPs.

9.
It must have the relevant data available from the sources identified under the relevant subsection below to determine its Distribution Growth, Estimated Fiscal Year Capital Expenditure and Distribution Coverage, each as described under “—Step 3—Determining the Constituents and Weightings” below, on the relevant Selection Date.

We refer to each MLP included in the Eligible Universe according to the above criteria as an “Eligible Constituent.” To the extent that fewer than 25 MLPs meet the above criteria, the Index Sponsor may modify such criteria as described under “—Disruption to Valuation and Other Adjustments” below.

Step 2:  Determining the Final Investment Universe

Once the Eligible Universe is determined, the Eligible Constituents are ranked according to their market capitalization in order to determine the Final Investment Universe.  If there are more than 40 Eligible Constituents, they are then sorted into two groups:  the “Large Group” and the “Mid-Small Group.”  The first 25 Eligible Constituents with the 25 largest market capitalizations are allocated to the Large Group and the next 25 Eligible Constituents with the 25 next largest market capitalizations (beginning with the 26th largest MLP according to the initially ranked Eligible Universe) are allocated to the Mid-Small Group.  In this case, the Large Group and the Mid-Small Group together constitute the Final Investment Universe.  If there are 40 or fewer Eligible Constituents, all such MLPs will be allocated to one group so that there is no division between the Large Group and the Mid-Small Group, and all of those MLPs will be included in the Final Investment Universe.  Not more than 50 securities may be included in the Final Investment Universe.

The market capitalization of each Eligible Constituent will be determined on the relevant Selection Date by the Index Calculation Agent and the Index Sponsor by reference to the Bloomberg field “CUR_MKT_CAP” for that security.

Step 3:  Determining the Constituents and Weightings

Once the Final Investment Universe is determined, the MLPs are subjected to further ranking and filtering according to the following quantitative fundamental factors:

1.
Distribution Growth.  Distribution growth for each MLP will be measured as the sum of the relevant MLP’s cash distributions per unit with an ex-dividend date occurring during the twelve months immediately preceding and ending on the relevant Selection Date divided by the product of (a) sum of that MLP’s cash distributions per unit with an ex-dividend date occurring during the previous three months (i.e. the 13th through 15th month immediately preceding the relevant Selection Date) and (b) 4.  If any MLP has no cash distributions per unit with an ex-dividend date occurring during the 13th through 15th month immediately preceding the relevant Selection Date or has only a pro rata distribution (as defined by Bloomberg) during those months, the distribution growth will be assumed to be zero.  Each MLP’s cash distributions per unit with an ex-dividend date occurring during the 15 months immediately preceding the Selection Date will be determined by reference to the Bloomberg page “DVD” for the relevant MLP.  Regular cash distributions, and not special distributions or stock distributions, will be used in to determine distribution growth in accordance with this paragraph.

2.
Estimated Fiscal Year Capital Expenditure.  Estimated capital expenditures for the current fiscal year for each MLP will be expressed as a percentage of its market capitalization as of the relevant Selection Date.  These measures will be determined by reference to the fields “BEST_CAPEX” and “CUR_MKT_CAP” respectively on the relevant MLP’s Bloomberg page.  The estimated capital expenditures for each MLP, as reported by Bloomberg, represent the compiled average of analysts’ current estimates of that MLP’s capital expenditures for its current fiscal year.

3.
Distribution Coverage.  Distribution coverage for each MLP will be measured by dividing the EBITDA (earnings before interest, taxes, depreciation and amortization) of that MLP for the trailing four-quarter period ending as of the date of its most recent quarterly or annual report, as applicable, filed with the SEC immediately prior to the relevant Selection Date by the total cash distributions of that MLP with an ex-dividend date occurring during the immediately preceding 12 months.  EBITDA per unit for each MLP will be calculated using Bloomberg field “TRAIL_12M_EBITDA_Per_Share”.  Regular cash distributions, and not special distributions or stock distributions, will be used to determine distribution coverage in accordance with this paragraph.

If there are more than 40 MLPs in the Eligible Universe, the Methodology will apply the factors above separately to each of the Large Group and the Mid-Small Group as follows:

•
With respect to the Large Group, the MLPs are ranked according to the first factor above (Distribution Growth).  The Methodology then selects the top 20 MLPs according to their Distribution Growth ranking.  From this group of 20 MLPs, the Methodology then selects the top 17 MLPs according to their Estimated Fiscal Year Capital Expenditure ranking.  Finally, from this group of 17 MLPs, the Methodology selects the top 15 MLPs according to their Distribution Coverage ranking.  In the event there is a tie for any factor, the Methodology selects the MLP with the highest three-month ADTV, measured over the 3-months immediately preceding the relevant Selection Date, and determined by reference to the Bloomberg field “AVG_DAILY_VALUE_TRADED_3M” for each relevant MLP.  Each of these final 15 MLPs will be a Constituent in the Index for the next quarter.  The Constituents for each quarter will remain the Constituents until the next quarterly Selection Date and Rebalancing Period, subject to removal and replacement as described under “Disruption to Valuation and Other Adjustments” below.  Each Constituent selected from the Large Group will be assigned a weighting of 5%, for a total notional weight of 75% for the Large Group.

•
With respect to the Mid-Small Group, the MLPs are ranked according to the first factor above (Distribution Growth).  The Methodology then selects the top 15 MLPs according to their Distribution Growth ranking, and from this group of 15 MLPs, the Methodology then selects the top 10 MLPs according to their Estimated Fiscal Year Capital Expenditure ranking.  In the event there is a tie for the tenth position, the Methodology selects the MLP with the highest Distribution Coverage ranking.  In the event of a further tie, the Methodology Selects the MLP with the highest three-month ADTV, measured over the 3-months immediately preceding the relevant Selection Date, and determined by reference to the Bloomberg field “AVG_DAILY_VALUE_TRADED_3M” for each relevant MLP.  Each of these final 10 MLPs will be a Constituent in the Index for the next quarter.  Each Constituent selected from the Mid-Small Group will be assigned a weighting of 2.5%, for a total notional weight of 25% for the Mid-Small Group.

If there are 40 or fewer MLPs in the Eligible Universe, the Methodology will eliminate MLPs until there are only 25 MLPs remaining using the factors described above.  The Methodology first ranks the MLPs according to their Distribution Growth, and then eliminates half of the number of MLPs in the Final Investment Universe that exceeds 25 according to their ranking.  For example, if there are 37 MLPs in the Final Investment Universe, the Methodology would eliminate the 6 lowest ranked MLPs according to Distribution Growth.  From the remaining group of MLPs, the Methodology then eliminates half of the number of MLPs remaining that exceeds 25 according to their Estimated Fiscal Year Capital Expenditure ranking.  In the above example, there would be 31 remaining MLPs and the Methodology would eliminate the 3 lowest ranked MLPs according to Estimated Fiscal Year Capital Expenditure. Finally, from the remaining group of MLPs, the Methodology eliminates the remaining number of MLPs that exceeds 25 according to their Distribution Coverage ranking.  In the above example, there would be 28 remaining MLPs and the Methodology would eliminate the 3 lowest ranked MLPs according to their Distribution Coverage ranking.  The remaining 25 MLPs would be included as Constituents in the Index.  In the event that there is an odd number of MLPs that exceeds 25 in either of the first two steps outlined above, the Methodology would round up and eliminate an additional MLP.  For example, if there are 40 MLPs in the Final Investment Universe, the Methodology would eliminate 8 MLPs according to the their Distribution Growth ranking.  Once only 25 MLPs remain, those MLPs are re-ranked according to their market capitalization and the first 15 MLPs with the largest market capitalization will be assigned a weighting of 5%, while the next 10 MLPs with the 10 next largest market capitalizations will be assigned a weighting of 2.5%.

Step 4:  Potential Adjustment of Selected Constituents and Weightings

The Index is designed to allocate at least 70% of its notional value to “midstream” MLPs.  As a result, if after applying the previous three steps, the aggregate notional weight of upstream MLPs included in the Index is greater than 15% or the aggregate notional weight of downstream MLPs included in the Index is greater than 15%, then the Methodology may replace the lowest ranking MLP that is upstream or downstream, as applicable, with a new Constituent.  This potential adjustment and classification of each MLP according to its BICS Code will only apply if there are more than 40 MLPs in the Eligible Universe on the relevant Selection Date.

In order to select the replacement Constituent, the Methodology will select the next ranked MLP that would have been selected for the Index according to Step 3 above.  For example, if the upstream MLP to be removed is in the Large Group, the Methodology will select the next MLP that would have been selected from the Large Group according to the third factor (Distribution Coverage) of Step 3 above.  If this group of 2 Constituents is insufficient to replace the upstream MLP and to maintain 15 Large Group Constituents, the Methodology will then select the next ranked MLP that would have been selected from the Large Group according to the second factor (Estimated Fiscal Year Capital Expenditure) of Step 3 above.  Similarly, if this group of 3 additional Constituents is insufficient to replace the upstream MLP and to maintain 15 Large Group Constituents, the Methodology will finally select the next ranked MLP of that would have been selected from the Large Group according to the first factor (Distribution Growth) of Step 3 above.  In the event that the upstream MLP to be removed is in the Mid-Small Group, the Methodology will select the next ranked MLP that would have been selected for the Index from the Mid-Small Group according to the second factor (Estimated Fiscal Year Capital Expenditure) of Step 3 above.  If this group of Constituents is insufficient to replace the upstream MLP and to maintain 10 Mid-Small Constituents, the Methodology will select the next ranked MLP that would have been selected from the Mid-Small Group according to the first factor (Distribution Growth) of Step 3 above. In the event there are upstream or downstream MLPs in both the Large Group and Mid-Small Group that contribute to the 15% or more allocation, the Methodology will first replace MLPs from the Large Group as described above.

Downstream and upstream MLPs are eligible to replace an upstream or downstream MLP, respectively, if the 15% maximum for the downstream or upstream allocation has not been met or exceeded.  If the notional weight of both the upstream MLPs and the downstream MLPs are at or would exceed 15%, then only a midstream MLP would be eligible as a replacement Constituent.

Each MLP will be classified as upstream, midstream or downstream according to its BICS Code.  Each MLP identified by the “Exploration & Production” or “Oil & Gas Services” BICS Code will be considered to be “upstream,” each MLP identified by the “Midstream – Oil & Gas” or “Marine Transp Services” BICS Code will be considered to be “midstream,” and each MLP identified by the “Basics & Diversified Chemicals,” “Refining & Marketing” or “Utility Networks” BICS Codes will be considered to be “downstream.”  The Index Sponsor may also expand this list of BICS Codes to ensure consistency with developments affecting the MLP industry generally.  If, however, the Index Sponsor determines by reference to an MLP’s SEC filings that the majority of its revenues are generated by activities that do not fall into the Bloomberg subgroup to which it has been assigned, the Index Sponsor may reclassify that MLP as “upstream,” “midstream” or “downstream,” using its good faith reasonable discretion.

Index Level Calculation

On each Trading Day, the level of the Index (the “Index Level”) is calculated real-time by the Index Calculation Agent beginning when the first Trading Price of any of the Constituents is received by the Index Calculation Agent.  The level of the Index is disseminated real-time under the ticker symbol “MLPMP.”  Daily historical levels for the Index will also be available on Index’s publicly available website at www.mhinvest.com/indexes.html.  The Index launched on September 16, 2013 and was set to have a base Index Level of 100 as of August 23, 2013 (the “Base Date”).

The Index Level at any time, equals the sum of the products of (a) the number of units represented by each Constituent’s applicable weight in the Index multiplied by (b) the trading price or closing price, as applicable, of each such Constituent, divided by the Divisor. The “Divisor” by itself is an arbitrary number.  However, in the context of the calculation of the Index Level, it attempts to keep the Index Level comparable over time and is the basis for Constituent-driven adjustments to the Index. The Divisor is adjusted at each rebalancing.

A “Constituent Trading Day” means, for any Constituent, any day on which the Exchange and each Related Exchange for that Constituent are open for trading during their respective regular trading sessions, notwithstanding any such Exchange or Related Exchange closing prior to its Scheduled Closing Time.

A “Trading Price” means, for a Constituent, the most recently reported sale price, regular way, of the principal trading session on the Exchange (as defined below).  If, however, trading in a Constituent is suspended prior to the opening of the Exchange, such Constituent’s adjusted Closing Price from the previous Constituent Trading Day will be used in the Index calculation until trading commences.  If trading in a Constituent is suspended while the Exchange is open, the last traded price for such Constituent will be used for all subsequent Index calculations until trading commences.

A “Closing Price” means, for a Constituent, on any date of determination, the last reported sale price, regular way (or, in the case of The NASDAQ Stock Market, the official closing price), of the principal trading session on such date on the Exchange.  If, however, such price is not reported, the last traded price for such Constituent will be used for all subsequent Index calculations until trading commences.

The “Exchange” means, for a Constituent, the principal U.S. national securities exchange on which trading in such Constituent occurs.

A “Related Exchange” means, for a Constituent, each exchange where trading has a material effect (as determined by the Index Sponsor and the Index Calculation Agent) on the overall market for futures or options contracts relating to such Constituent.

The “Scheduled Closing Time” on any day for any Exchange or Related Exchange is the scheduled weekday closing time of such Exchange or Related Exchange on such day, without regard to after hours or any other trading outside of the regular trading session hours.

The above description of the Index Level Calculation is only a summary.  You should understand that this summary does not describe the mathematical terms of the Index Level, and as a result is more general than the precise mathematical formulations used to calculate the Index Level.  The mathematical calculation of the Index Level is described in the Index Rules, available at www.mhinvest.com/indexes.html.  Information contained on the Index website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.  We make no representation or warranty as to the accuracy or completeness of information contained on the Index website.

Index Calculation Agent

Chicago Board Options Exchange® (“CBOE®”) will serve as the Index Calculation Agent.  The Index Sponsor will employ the Methodology to calculate and disseminate the Index Level on each Trading Day on a real-time basis under the ticker symbol “MLPMP.”  Each of the Index Calculation Agent and the Index Sponsor will employ the Methodology to make all other calculations, determinations, rebalancings and adjustments in respect of the Index.  In the event of any inconsistency between the Index Calculation Agent’s determinations in respect of the Index and the Index Sponsor’s determinations in respect of the Index, the determinations made by the Index Sponsor will be final and binding in the absence of manifest error.  The Index Sponsor may, in its sole discretion and without notice, appoint an alternative Index Calculation Agent at any time, which may be any affiliate of the Index Sponsor.

Disruption to Valuation and Other Adjustments

The Index Sponsor does not presently intend to modify the Methodology used to compose or calculate the Index as described above. However, no assurance can be given that market, regulatory, judicial or other similar circumstances will not arise that would, in the view of the Index Sponsor, necessitate a modification of or change to the Methodology.  In such an event, the Index Sponsor may, in its sole discretion, make modifications to the Index composition or Methodology in order to ensure consistency with developments affecting the MLP industry generally, provided that any such modifications must be consistent with the objectives and Methodology of the Index as described herein.  Specifically, the Index Sponsor may modify the Methodology as it deems necessary under the following circumstances:

(a)           in response to any market, regulatory, judicial or other similar circumstance that may arise which, in the discretion of the Index Sponsor, necessitates a modification to fairly represent the level of the Index or otherwise be consistent with the objectives of the Index as described herein as if such circumstances had not arisen; or

(b)           for the purposes of:

(i)           curing any ambiguity or correcting the Methodology;

(ii)          mitigating any change in how input information is calculated or provided that would materially change the commercial effect of any provision of the Methodology; or

(iii)         replacing any electronic price or information dissemination source.

The Index Sponsor may also make modifications to the terms of the Index in any manner that it may deem necessary to correct any manifest or proven error in its calculations or to cure, correct or supplement any defective provision contained in this description of the Index. The Index Sponsor will publish any material modifications that it makes as soon as practicable on the Index page at www.mhinvest.com/indexes.html or such successor website as notified.

Adjustments and Modifications

In certain circumstances, reconstitutions and rebalancings may occur between scheduled quarterly Rebalancing Dates.  A new Constituent may be added (and an existing Constituent replaced) in the event of certain corporate actions affecting an existing Constituent and, in some cases, its status as an Eligible Constituent.  Changes are announced immediately after they are determined, and become effective after the close of business on the next Trading Day (the “Replacement Date”).  When a new Constituent is added to the Index between Rebalancing Periods, the new Constituent takes the weight of the Constituent it is replacing, as calculated on the Replacement Date.

Each of the replacement Constituents discussed below will be selected according to the Methodology described above.  The removed or discontinued Constituent(s) will be replaced by the next ranked MLP from either the Large Group or the Mid-Small Group, as applicable (or from the Final Investment Universe if there were 40 or fewer MLPs in the Eligible Universe on the immediately preceding Selection Date), that would have been selected to be included in the Index according to Step 3 of the Methodology.  If the removed or discontinued Constituent was initially chosen from the Large Group, then its replacement Constituent will be chosen from the Large Group, and if the removed or discontinued Constituent was initially chosen from the Mid-Small Group, then its replacement Constituent will be chosen from the Mid-Small Group.  This process is more fully described in the second paragraph of Step 4 above.  If, on the other hand, there were 40 or fewer MLPs in the Eligible Universe on the immediately preceding Selection Date, the replacement Constituent will be chosen as described for the Large Group Constituent in the second paragraph of Step 4 above, but from the larger initial pool of the Final Investment Universe.

Corporate Actions Affecting Eligible Constituents.  The following events may require a Constituent’s replacement:

•
Merger or Acquisition.  If a merger or consolidation between two Constituents occurs, the Constituent that is the continuing company will remain a Constituent and the other Constituent will be replaced by a new Constituent. If a merger or consolidation between a Constituent and a non-Constituent MLP occurs and the non-Constituent MLP is the continuing company, such Constituent will be removed and replaced by a new Constituent.

•
Spin-off: If a Constituent splits or spins-off a portion of its business to form one or more new MLPs, the Constituent with the larger market capitalization will remain a Constituent and the other Constituent will be removed from the Index.

•
Bankruptcy.  In the event of a bankruptcy filing of a Constituent or any of its material subsidiaries, that Constituent will be removed and replaced by a new Constituent immediately. Exceptions are made on a case-by-case basis by the Index Sponsor. For example, an MLP might not be removed immediately when a bankruptcy is not a result of  operating or financial difficulties.

•
Delisting.  A Constituent will be removed and replaced by a new Constituent immediately if it ceases to be listed or quoted on any of the New York Stock Exchange (including NYSE Arca and NYSE Amex), NASDAQ Global Select Market, NASDAQ Select Market or NASDAQ Capital Market, and is therefore no longer part of the Eligible Universe.

Certain corporate actions and changes in the eligibility of existing Constituents may require an adjustment to the Divisor and others may not result in a Divisor adjustment at all.  The following table summarizes the types of actions and corresponding Divisor adjustments, if any, that may be required.  Divisor adjustments are usually made on the date the corporate action affecting the relevant Constituent becomes effective.

Type of action	Adjustment made to the Index	Divisor Adjustment
Constituent change – even number of adds and drops
The MLP added to the Index at the same weight of the removed MLP. This weight is used to compute the adjusted weight factor of the added MLP. If an MLP is being removed at a price of $0.00, then there is no replacement.
No
Constituent change – deletion only	No adjustments to the weights of the MLPs in the Index.	Yes
Stock Splits	No change in Divisor. Modified number of units of the affected MLP in the Index and price will be adjusted as per the split ratio resulting in no change in Index market capitalization.	No
Spin-off, De-listing, Suspension
In the event of a spin off the Constituent with the larger market capitalization will remain a Constituent and the other Constituent will be removed.  The remaining MLP will maintain the same weight in the Index.  In the event of a de-listing or suspension the Constituent will be removed and replaced by a new Constituent at the same weight.
No
Share Issuance or Share Repurchase	No change.	No
Special Dividends/Distributions	The special dividend/distribution will be reinvested into the MLP that paid the special dividend/distribution.	No

Suspension and Cancellation

The Index Sponsor may discontinue and cancel the Index at any time and is under no obligation to continue, or procure the continuation of, the calculation, publication and dissemination of the Index Level.

Corrections, Calculations and Determinations

The level of any Constituent, any corporate action data or any Divisor adjustment calculation that are discovered to be incorrect will be corrected upon detection of the error.  If such errors are detected within 5 Trading Days, they will be corrected that same day, and the Index Calculation Agent will revise the Index Level for such day.  If such errors are discovered after 5 Trading Days, adjustments will be handled on a case-by-case basis depending on the significance of the error and the feasibility of a correction, as determined by the Index Calculation Agent.

The Index Level is calculated using the Trading Prices and Closing Prices as described above. If the Relevant Exchange for any Constituent changes the price of a Constituent prior to the Index Calculation Agent’s final check, that new price will be used to calculate the closing Index Level. A final check of the relevant Closing Prices is generally performed within one and one and one half hours after the close of the relevant markets. This time frame may be expanded at the Index Calculation Agent’s discretion on days where trading volume is unusually large at the close. For example, futures and options expiration dates, and large index rebalancing dates often result in unusually large volume. Only changes received prior to this final check are used in the calculation of the closing Index Level.

License and Calculation Agreements

Citigroup Inc. and certain of its affiliates licensed the Index from Miller/Howard Strategic Indexes, LLC, its successors and assigns (“Miller/Howard”) pursuant to a licensing agreement under which Miller/Howard will receive a fee based on the outstanding stated principal amount of the C-Tracks.  Miller/Howard has contracted with CBOE® to maintain and calculate the Index.  “Chicago Board Options Exchange®” and “CBOE®” are registered trademarks of Chicago Board Options Exchange, Inc.  Trademarks have been licensed for use for certain purposes by Citigroup Global Markets Inc. and its affiliates.  None of Citigroup Inc. or any of its affiliates shall have any liability for any errors or omissions in calculating the Index.  The C-Tracks are not sponsored, endorsed, or distributed by Miller/Howard, CBOE® or any of their respective affiliates.  The license agreement between Miller/Howard and Citigroup Inc. provides that the following language must be stated in this pricing supplement:

Miller/Howard makes no representation or warranty, express or implied, to the owners or prospective owners of the C-Tracks or any member of the public regarding the advisability of investing in securities generally or in the C-Tracks particularly, or the ability of the C-Tracks to track the price and yield performance of the Index, the ability of the Index to perform as intended or the risks of the Index. Miller/Howard’s only relationship to the C-Tracks is the licensing of the Index and certain related data.  Miller/Howard has not reviewed or approved the C-Tracks. The Index is determined, composed and calculated by Miller/Howard without the participation of Citigroup Inc. or any of its affiliates.  Miller/Howard has no obligation to take the needs of Citigroup Inc. or any of its affiliates or the owners or prospective owners of the C-Tracks into consideration in determining, composing, calculating or otherwise using the Index. Miller/Howard is not responsible for and has not participated in the creation of the C-Tracks, the determination, composition or calculation of the C-Tracks, the determination of the prices and amount of the C-Tracks to be issued by Citigroup Inc. or the timing of the issuance or sale of the C-Tracks or in the determination or calculation of the equation by which the C-Tracks may be paid or redeemed. Miller/Howard has no obligation or liability in connection with the administration, marketing or trading of the C-Tracks.

MILLER/HOWARD DOES NOT GUARANTEE THE ACCURACY OR COMPLETENESS OF THE INDEX, OR ANY DATA INCLUDED THEREIN, OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO, AND MILLER/HOWARD SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. MILLER/HOWARD MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE OWNERS OR PROSPECTIVE OWNERS OF THE C-TRACKS OR ANY OTHER PERSON OR ENTITY FROM THE INDEX OR ANY DATA INCLUDED THEREIN. MILLER/HOWARD MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO

THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MILLER/HOWARD OR ANY OF ITS AFFILIATES HAVE ANY LIABILITY FOR ANY DIRECT, SPECIAL, PUNITIVE, INDIRECT, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

The calculation agreement between CBOE® and Citigroup Inc. provides that the following language must be stated in this pricing supplement:

CBOE® OBTAINS INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF  VALUES OF THE INDEX AND INDICATIVE VALUES FROM SOURCES WHICH CBOE® CONSIDERS RELIABLE, BUT CBOE® DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF VALUES OF THE INDEX OR INDICATIVE VALUES OR ANY DATA USED IN CALCULATIONS OF VALUES OF THE INDEX OR INDICATIVE VALUES AND CBOE® SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. CBOE® MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ANY PERSON OR ANY ENTITY FROM THE USE OF SUCH VALUES OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE ISSUANCE, SELLING OR TRADING OF ANY PRODUCTS THAT HAVE THE INDEX AS THEIR UNDERLYING INTEREST, OR FOR ANY OTHER USE. CBOE® MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, WITH RESPECT TO ANY VALUES OF THE INDEX AND/OR INDICATIVE VALUES. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL CBOE® HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING OUT OF THE USE OF VALUES OF THE INDEX AND/OR INDICATIVE VALUES OR ANY DATA USED IN CALCULATIONS OF VALUES OF THE INDEX OR INDICATIVE VALUES OR THE ISSUANCE, SELLING OR TRADING OF ANY SUCH PRODUCTS.

Hypothetical Back-Tested Data

The graph below sets forth the hypothetical back-tested daily Index Levels (reflected in the line denoted “MLPMP Index”) for the period from January 4, 2010 to September 16, 2013 (the “Back-Test Period”).  The Index was launched on September 16, 2013 and therefore has no actual historical information to report.  The published Closing Prices of the applicable Constituents on each Trading Day within the Back-Test Period were used to calculate the hypothetical back-tested Index Levels using the Methodology, but subject to certain assumptions and modifications described below.  The hypothetical back-tested Index Levels were calculated by the Index Sponsor, and we have not independently verified their accuracy.  The hypothetical back-tested Index performance information below is subject to significant limitations, including the fact that the Index Sponsor had the benefit of hindsight both in developing the Index Methodology and in calculating the hypothetical back-tested Index Levels, and the fact that the hypothetical back-tested Index Levels were calculated in a manner that differed from the Methodology in certain respects, as described in more detail below.

The hypothetical back-tested Index Levels set forth in the graph below should not be taken as an indication of the future performance of the Index.  Any upward or downward trend in the hypothetical back-tested Index Levels during any period shown below is not an indication that the Index Level is more or less likely to increase or decrease in the future.

The hypothetical back-tested Index Levels below represent a calculation of the hypothetical past performance of the Index, applying the Methodology to the historical Closing Prices of the applicable Constituents, but subject to certain assumptions and modifications which differ from the actual rules by which the Index will be calculated in the future and which may be different from the methodology that someone else might use to back-test the Index.  The Index Sponsor has advised us that it has calculated the hypothetical back-tested Index Levels applying the Methodology substantially as described above, subject to the following assumptions and modifications:

1.
The Index was set to a level of 100 as of January 4, 2010.  Because the Index was actually set to a base Index Level of 100 as of August 23, 2013, the hypothetical back-tested Index Levels below do not reflect the actual levels of the Index, which launched September 16, 2013.

2.
The ADTV criterion for inclusion in the Eligible Universe was not applied, so that MLPs were eligible for inclusion in the Eligible Universe in the Back-Test Period regardless of their three-month ADTV.

3.
Each quarterly rebalancing was given effect on the fifth Trading Day immediately following the relevant Selection Date, rather than over the Rebalancing Period of four Trading Days commencing on that fifth Trading Day as the Methodology provides.

4.
For purposes of the distribution coverage factor that is used in the selection of Constituents to be included in the Index on each Selection Date, historical EBITDA was determined based on historical data archived by Bloomberg.  That data is generally available only once per quarter during the Back-Test Period and may differ from the data that would have been available and used as of the applicable Selection Date had the Index been in existence during the Back-Test Period.

If the hypothetical back-tested Index Levels were calculated based on different assumptions or if the modifications to the Methodology were not made, or if the Back-Test Period covered a longer or different time period, the hypothetical back-tested performance of the Index might look materially different.

In addition to the hypothetical back-tested performance of the Index, the graph below includes two other lines intended to help you evaluate the impact that distributions would have had on the hypothetical back-tested total return performance of the Index.  One line (denoted “Distribution Adjusted MLPMP Index”), calculated by CGMI, depicts hypothetical back-tested Index Levels during the Back-Test Period assuming that the cumulative value of ordinary cash distributions paid on the Constituents during the Back-Test Period were added to the hypothetical back-tested Index Levels (and, for the avoidance of doubt, not reinvested into the Constituents).  An additional line (denoted “MLPMH Index”), calculated by the Index Sponsor, depicts the hypothetical back-tested levels of the total return version of the Index, which reflects reinvestment of distributions into the Constituents.  However, it is important to understand that the C-Tracks are linked to the price return version of the Index (which does not benefit from distributions), and not to the total return version, and that holders of the C-Tracks will benefit from distributions paid on the Constituents during the term of the C-Tracks only if, and to the extent that, they exceed the Accrued Investor Fee.  The effect of the Accrued Investor Fee is not shown in the graph below but may have a significant adverse effect on your return on the C-Tracks.  Accordingly, the lines on the graph below denoted “Distribution Adjusted MLPMP Index” and “MLPMH Index” reflect neither how the Index would have performed in the Back-Test Period nor the return that a holder of the C-Tracks would have achieved during the Back-Test Period.

The graph presented below shows the normalized hypothetical back-tested levels of each of the MLPMP Index, the Distribution Adjusted MLPMP Index and the MLPMH Index, assuming each was set to a level of 100 as of January 4, 2010.  The actual level of the Index as of September 19, 2013 was 101.39.

Hypothetical Back-Tested Information January 4, 2010 through September 16, 2013

You should not take the hypothetical back-tested Index Levels as an indication of future performance of the Index.

Index Constituent Information

The table below sets forth the ticker symbol of each of the Constituents of the Index and their relative weightings as of the date of this pricing supplement.  The current list of Constituents and their relative weightings may also be found at www.mhinvest.com/indexes.html.

	Ticker	Weight		Ticker	Weight
1.	ACMP	5.00%	16.	APL	2.50%
2.	BPL	5.00%	17.	ARP	2.50%
3.	DPM	5.00%	18.	BBEP	2.50%
4.	EPB	5.00%	19.	EXLP	2.50%
5.	EPD	5.00%	20.	LGCY	2.50%
6.	ETE	5.00%	21.	MMLP	2.50%
7.	GEL	5.00%	22.	NGL	2.50%
8.	KMP	5.00%	23.	NRGM	2.50%
9.	MWE	5.00%	24.	TLLP	2.50%
10.	NGLS	5.00%	25.	VNR	2.50%
11.	OKS	5.00%
12.	PAA	5.00%
13.	SXL	5.00%
14.	WES	5.00%
15.	WPZ	5.00%

VALUATION OF THE C-TRACKS

General

The market value of the C-Tracks will be affected by several factors, many of which are beyond our control.  See “Risk Factors Relating to the C-Tracks” in this pricing supplement for a discussion of the factors that may influence the market value of the C-Tracks prior to maturity.

Capitalized terms used and not otherwise defined in this section have the respective meanings set forth under “Description of the C-Tracks.”

Intraday Index Level

On each trading day, Chicago Board Options Exchange® (“CBOE®”) or a successor, as Index Calculation Agent, will calculate and publish the Intraday Index Level every 15 seconds during normal trading hours on Bloomberg under the ticker symbol “MLPMP.”  The actual Closing Level of the Index may vary, and on a cumulative basis over the term of the C-Tracks may vary significantly from the Intraday Index Level.  Consequently, the return on the C-Tracks will not be the same as investing in a debt security with a payment at maturity or upon redemption linked to the performance of the Index measured by Intraday Index Levels.

The intraday calculation of the Index level will be provided for reference purpose only.  Published calculations of the Intraday Index Level from the Index Calculation Agent may be subject to delay or postponement.  Any such delay or postponement may affect the current Index level and therefore the value of the C-Tracks in any secondary market.  The Intraday Index Level will be based on the intraday prices of the Index Constituents.

Intraday Indicative Value

An intraday “Indicative Value” of the C-Tracks that is meant to approximate the intrinsic economic value of the C-Tracks will be calculated and published by CBOE® or a successor over Bloomberg under the ticker symbol “MLPCN”.  Although CBOE® will calculate and publish the intraday level of the C-Tracks every 15 seconds on any Trading Day, your payment on the C-Tracks at maturity or upon redemption will be determined based on the Closing Indicative Value on the applicable Final Valuation Period End Date, Issuer Redemption Valuation Period End Date or other applicable Valuation Date, as described in “Description of the C-Tracks” in this pricing supplement, or, if sold in the secondary market, will be based on secondary market trading prices at the time of sale.

In connection with your C-Tracks, we use the term “Indicative Value” above to refer to the value at a given time determined based on the following equation:

Indicative Value = C-Tracks Current Value, plus the Current Accrued Distribution Amount, minus the Current Accrued Investor Fee;

where,

“C-Tracks Current Value” means the C-Tracks Current Value on the immediately preceding calendar day multiplied by the Current Daily Return Factor;

“Current Accrued Distribution Amount” means the most recent daily calculation of the Accrued Distribution Amount with respect to your C-Tracks, determined as described in this pricing supplement (which, during any Trading Day, will be the Accrued Distribution Amount determined on the preceding calendar day).

“Current Daily Return Factor” means the most recent published level of the Index as reported by CBOE®, divided by the Closing Level of the Index on the immediately preceding calendar day (provided that the Closing Level of the Index on any day that is not a Trading Day will be deemed to be the same as on the immediately preceding Trading Day); and

“Current Accrued Investor Fee” means the most recent daily calculation of the Accrued Investor Fee with respect to your C-Tracks, determined as described in this pricing supplement (which, during any Trading Day, will be the Accrued Investor Fee determined on the preceding calendar day).

CBOE® is not affiliated with Citigroup Inc. and does not approve, endorse, review or recommend Citigroup Inc. or the C-Tracks.

The actual trading prices of the C-Tracks may vary significantly from their indicative values.

Split or Reverse Split of the C-Tracks

We may initiate a split or reverse split of the C-Tracks at any time.  We will determine the ratio of such split or reverse split, as applicable, using relevant market indicia.  If we decide to initiate a split or reverse split, as applicable, such date shall be deemed to be the “announcement date,” and we will issue a notice to holders of the relevant C-Tracks and press release announcing the split or reverse split, the ratio and specifying the effective date of the split or reverse split.

If the C-Tracks undergo a split or reverse split as described in the paragraph above, we will adjust the terms of the C-Tracks accordingly.  For example, should the Closing Indicative Value on any day be above $100, we may, but are not obligated to, initiate a 4 for 1 split of your C-Tracks.  If the C-Tracks undergo a 4-for-1 split, each investor who holds one C-Track via DTC prior to the split will, after the split, hold four C-Tracks, and adjustments will be made as described below.  The effective date for the split will be specified in the announcement, and will be at least three Business Days after the announcement date.  The C-Tracks current value, the index factor, the accrued distribution amount and the accrued investor fee on the Trading Day immediately preceding the effective date (the “split record date”) will be divided by 4 to reflect the 4-for-1 split of your C-Tracks.  If the split record date falls between a coupon determination date and the related coupon ex-date, the accrued distribution amount and the accrued investor fee on the relevant coupon determination date would be divided by 4 in order to calculate the coupon distribution adjustment amount and the coupon fee adjustment amount on that related coupon ex-date. Any adjustment of the C-Tracks current value, the index factor, the accrued distribution amount and the accrued investor fee will be rounded to 8 decimal places.

In the case of a reverse split, we reserve the right to address odd numbers of C-Tracks (commonly referred to as “partials”) in a manner determined by us in our sole discretion.  For example, if the C-Tracks undergo a 1-for-4 reverse split, each investor who holds four C-Tracks via DTC on the date specified in the announcement of the reverse split will, after the reverse split, hold only one C-Track, and adjustments will be made as described below.  The effective date for the reverse split will be specified in the announcement, and will be at least three Business Days after the announcement date.  The Closing Indicative Value on the Trading Day immediately preceding the effective date will be multiplied by four to reflect the 1-for-4 reverse split of your C-Tracks.  Any adjustment of closing indicative value will be rounded to 8 decimal places.

Holders who own a number of C-Tracks that is not evenly divisible by 4 in the example above will receive the same treatment as all other holders for the maximum number of C-Tracks they hold that is evenly divisible by 4, and we will have the right to compensate holders for their remaining or “partial” C-Tracks in a manner determined by us in our sole discretion.  We may provide holders with a cash payment for their partials on the 17th Business Day following the effective date in an amount equal to the appropriate percentage of the Closing Indicative Value of the reverse split-adjusted C-Tracks on the 14th Trading Day following the effective date.  For example, a holder who held 23 C-Tracks via DTC would hold 5 C-Tracks following the reverse split and receive a cash payment on the 17th Business Day following the effective date equal to 75% of the Closing Indicative Value of the reverse split-adjusted C-Tracks on the 14th Trading Day following the effective date.

A “Business Day” means a day, as determined by the C-Tracks Calculation Agent, that is not a Saturday, a Sunday or a day on which the banking institutions or trust companies in the City of New York are closed.

A “Trading Day” means, as determined by the C-Tracks Calculation Agent, a day on which (i) the level of the Index is calculated and published and (ii) trading is generally conducted on the New York Stock Exchange

(including NYSE Arca and NYSE Amex), NASDAQ Global Select Market, NASDAQ Select Market and NASDAQ Capital Market.

DESCRIPTION OF THE C-TRACKS

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus before making your decision to invest in the C-Tracks.  The description in this pricing supplement of the particular terms of the C-Tracks supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

You may access the prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for December 20, 2012 and December 27, 2012 on the SEC Web site):

▪	Prospectus Supplement dated December 20, 2012 and Prospectus dated May 12, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000119312512509203/d448811d424b2.htm

General

C-Tracks is the registered trademark of exchange-traded notes (“ETNs”) of Citigroup Inc.  The C-Tracks are a series of unsecured senior debt securities issued by Citigroup Inc.  The C-Tracks will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.  Unlike ordinary debt securities, the C-Tracks do not offer regular, fixed interest payments and do not guarantee any return of principal at maturity.  Instead, the C-Tracks are designed for investors who seek exposure to the performance of the Index and any distributions that may be paid on the securities included in the Index, each reduced by an Accrued Investor Fee, as described below.  At maturity or upon early redemption you will receive an amount in cash that will vary depending on the Closing Level of the Miller/Howard MLP Fundamental Index (the “Index”), as described below, and which can be significantly less than the stated principal amount of the C-Tracks and could be zero.  The C-Tracks offer the potential for variable quarterly coupon payments based on the ordinary cash distributions paid on the securities included in the Index (the “Index Constituents”) during the relevant coupon period.  The Index was established by Miller/Howard Strategic Indexes, LLC (the “Index Sponsor”) and is published by CBOE® (the “Index Calculation Agent”).  The Index is designed to measure the performance of 25 energy master limited partnerships (“MLPs”) selected quarterly by a methodology that is based upon quantitative fundamental factors of publicly traded MLPs, including distribution growth, estimated fiscal year capital expenditure and distribution coverage.  See “Description of the Index” in this pricing supplement.

The C-Tracks are expected to mature on September 28, 2023 (the “Maturity Date”).  Subject to the minimum redemption and notification requirements set forth under “Terms of the C-Tracks—Redemption Procedures” in this pricing supplement, you may submit your C-Tracks for redemption during the term of the C-Tracks.  If you submit your C-Tracks for redemption, you will receive a cash payment per C-Track equal to the Closing Indicative Value on the Valuation Date following the Business Day on which we receive an investor’s notice of redemption by 4:00 pm, New York City time, minus the applicable Redemption Charge, as described below.  You must submit for redemption at least 50,000 C-Tracks at one time to exercise your right of redemption on any Redemption Date.  We may redeem the C-Tracks, in whole and not in part, on any Business Day on or after September     , 2014 (expected to be September 25, 2014).  If we redeem the C-Tracks, you will receive a cash payment per C-Track equal to the applicable Closing Indicative Value on the Issuer Redemption Valuation Period End Date (adjusted down by any final Coupon Amount otherwise due on the applicable Redemption Date), as described below.

You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances.  Instead, we will issue the C-Tracks in the form of a global certificate, which will be held by The Depository Trust Company (“DTC”) or its nominee.  Direct and indirect participants in DTC will record beneficial ownership of the C-Tracks by individual investors.  Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the C-Tracks through the accounts those systems maintain with DTC.  You should refer to the section “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the C-Tracks and of the senior debt indenture under which the C-Tracks will be issued.

The “Inception Date” of the C-Tracks is expected to be September 25, 2013.

Interest

Unless the C-Tracks have been previously redeemed at your or our option, for each C-Track that you hold on the relevant Coupon Record Date, you will receive a coupon payment in cash equal to the Coupon Amount, if any, on the related Coupon Determination Date.  The coupon amount for each calendar day will equal the Accrued Distribution Amount, which represents the value of ordinary cash distributions, net of applicable dividend withholding tax, that a hypothetical person holding the Index Constituents in proportion to the weights of the Index Constituents in the Index would have been entitled to receive with respect to any Index Constituent for those ordinary cash distributions on whose “ex-dividend date” occurs on such calendar day, reduced by the Accrued Investor Fee (as defined under “—Payment at Maturity below).  If on any Coupon Determination Date the Accrued Distribution Amount is less than the Accrued Investor Fee, you will not receive any coupon payment on the related Coupon Payment Date.  Any special distributions of an Index Constituent will not be included in the Accrued Distribution Amount and will instead be reinvested in that Index Constituent.  See “Description of the Index—Adjustments and Modifications.”

In the case of an MLP that is organized or doing business outside the United States, in order to determine the Index Distribution, the amount of any dividend or distribution will be reduced by any applicable foreign withholding taxes that would apply to dividends or other distributions paid to a hypothetical U.S. person that is not entitled to a reduction in such taxes under any U.S. income tax treaty.

“Accrued Distribution Amount” on the Inception Date was set to $0.00.  The Accrued Distribution Amount will be calculated on each calendar day thereafter and will equal, for each calendar day:

•
prior to the Final Valuation Period or the Issuer Redemption Valuation Period, as applicable, (i) the Accrued Distribution Amount on the immediately preceding calendar day, plus (ii) the Index Distribution divided by the Index Factor, each as of the current calendar day, minus (iii) the Coupon Distribution Adjustment Amount as of the current calendar day; and

•
during the Final Valuation Period or the Issuer Redemption Valuation Period, as applicable, (i) the Accrued Distribution Amount on the immediately preceding calendar day, plus (ii)(a) the Index Distribution multiplied by a fraction equal to the Index Exposure divided by the C-Tracks Current Value, each as of the immediately preceding calendar day divided by (b) the Index Factor as of the current calendar day, minus (ii) the Coupon Distribution Adjustment Amount as of the current calendar day.

“Coupon Amount” means, for any Coupon Determination Date, the greater of (i) zero and (ii) the Accrued Distribution Amount minus the Accrued Investor Fee, each calculated as of that Coupon Determination Date.

“Coupon Determination Date” expected to be the 25th day of each March, June, September and December, beginning December 25, 2013 and ending on the Final Valuation Period End Date or Issuer Redemption Period End Date, as applicable, subject to postponement for non-Business Days, and in the case of the Coupon Determination Date that is on the Final Valuation Period End Date or Issuer Redemption Period End Date, as applicable, non-Observation Days.

“Coupon Distribution Adjustment Amount” means, (i) for any calendar day that is not a Coupon Ex-date, $0.00 and (ii) for any calendar day that is a Coupon Ex-date, the Accrued Distribution Amount as of the close of the immediately preceding Coupon Determination Date.

“Coupon Ex-date” means, for any Coupon Record Date other than the Final Valuation Period End Date or Issuer Redemption Period End Date, as applicable, the second scheduled Trading Day preceding that Coupon Record Date.

“Coupon Payment Date” means, for any Coupon Determination Date, the fifth Business Day after such date, except that the Coupon Payment Date for the Final Valuation Period End Date or the Issuer Redemption Valuation Period End Date, as applicable, will be the Maturity Date or the Redemption Date, as applicable.

“Coupon Record Date” means, for any Coupon Payment Date, the Business Day immediately prior to the that Coupon Payment Date.  The quarterly coupon payment for each Coupon Payment Date will be made to the holders of record as of the related Coupon Record Date, except that any coupon payment for the Maturity Date or, in the event of a redemption at our option, the Redemption Date,  will be payable persons who receive the payment of the Closing Indicative Value at maturity or early redemption at our option, as applicable.

“Index Distribution” means, for each calendar day, the sum of the products of (i) the value of ordinary cash distributions of each of the Index Constituents, net of any dividend withholding tax, that a hypothetical holder of one unit of each Index Constituent on such calendar day would have been entitled to receive in respect of that Index Constituent for those ordinary cash distributions whose “ex-dividend” date occurs on such calendar day and (ii) the number of units represented by each Index Constituent’s applicable weight in the Index.  Any special distributions of an Index Constituent will not be included in the Index Distribution and will instead be reinvested in that Index Constituent.  See “Description of the Index—Adjustments and Modifications.”

“Index Factor” initially equals         , which equals the Closing Level of the Index on the Inception Date divided by $25.00 and which we refer to as the “Initial Index Factor.”  The Index Factor will be reset on each Coupon Determination Date and will equal the greater of (i) the Initial Index Factor and (ii) the Closing Level of the Index divided by the Closing Indicative Value, each calculated as of that Coupon Determination Date.  If the C-Tracks undergo any subsequent split or reverse split, the index factor will be adjusted accordingly.

Denomination

The denomination and stated principal amount of each C-Track is $25.00.  We may implement a split or reverse split the C-Tracks at any time.  We will determine the ratio of such split or reverse split, as applicable, using relevant market indicia.  See “Valuation of the C-Tracks—Split or Reverse Split of the C-Tracks” in this pricing supplement.

Payment at Maturity

The C-Tracks will mature on the Maturity Date.  If the Maturity Date is not a Business Day, the Maturity Date will be the next following Business Day.  At maturity, unless the C-Tracks are earlier redeemed at your or our option, you will receive, for each $25.00 stated principal amount of the C-Tracks that you hold, cash in an amount equal to the Closing Indicative Value on the Final Valuation Period End Date.  The Closing Indicative Value on the Final Valuation Period End Date will be adjusted down by any final Coupon Amount otherwise due at maturity.  Payment at maturity will be made on the Maturity Date.  In the event that payment at maturity is deferred beyond the original Maturity Date, penalty interest will not accrue or be payable with respect to that deferred payment.

The “Accrued Investor Fee” on the Inception Date was set to $0.00.  For each calendar day thereafter, the Accrued Investor Fee will equal: (i) the Accrued Investor Fee on the immediately preceding calendar day, plus (ii)(a) 0.95% multiplied by (b) the Closing Indicative Value on the immediately preceding calendar day divided by (c) 365, minus (iii) the Coupon Fee Adjustment Amount on the current calendar day.

We may, by notice to all holders, irrevocably elect to reduce the Investor Fee for all calendar days following a Trading Day we specify in our notice. If the C-Tracks undergo any subsequent split or reverse split, the Accrued Investor Fee will be adjusted accordingly.

Because the Accrued Investor Fee reduces the amount of your return at maturity or upon redemption, and in addition the Redemption Charge reduces the amount of your return upon early redemption at your option, the level of the Index will need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the increase in the level of the Index is insufficient to offset the negative effect of the Accrued Investor Fee (and, in the case of early redemption at your option, the Redemption Charge), or if the level of the Index decreases, you will receive less than the principal amount of your investment at maturity or upon redemption.

The “Closing Indicative Value” for any calendar day will equal (i) the C-Tracks Current Value on that day, plus (ii) the Accrued Distribution Amount on that day, minus (iii) the Accrued Investor Fee on that day.  If the C-Tracks undergo any subsequent split or reverse split, the Closing Indicative Value will be adjusted accordingly.

The “Closing Level” means the closing level of the Index published by the Index Calculation Agent at the regular weekday close of trading on any Trading Day, calculated as described under “Description of the Index.”  The Closing Level of the Index on any day that is not a Trading Day will be deemed to be the same as on the immediately preceding Trading Day.  If the C-Tracks Calculation Agent disagrees with the closing level of the Index as published by the Index Calculation Agent as a result of any manifest or proven error or because such closing level is inconsistent with the calculation and methodology of the Index, the Closing Level will be the closing level of the Index as calculated by the C-Tracks Calculation Agent in accordance with the current applicable Index procedures.  In certain circumstances, the Closing Level of the Index will be based on the alternate calculation of the Index described under “—Discontinuance of the Index,” “—Alteration of Method of Calculation” and “—Market Disruption Events” below.

The “Coupon Fee Adjustment Amount” means, (i) for any calendar day that is not a Coupon Ex-date, $0.00 and (ii) (a) if the Coupon Amount in respect of such Coupon Ex-date is greater than zero, the Accrued Investor Fee as of the immediately preceding Coupon Determination Date and (b) if the Coupon Amount in respect of such Coupon Ex-date is zero, the Coupon Distribution Adjustment Amount as of that Coupon Ex-date.

The “C-Tracks Calculation Agent” means, for the C-Tracks, Citigroup Global Markets Inc. (“CGMI”)

The “C-Tracks Current Value” on the Inception Date was set to $25.00.  Thereafter the C-Tracks Current Value will equal:

•
for each calendar day prior to the Final Valuation Period or the Issuer Redemption Valuation Period, as applicable, the C-Tracks Current Value on the immediately preceding calendar day multiplied by the Daily Return Factor on the current calendar day; and

•	for each calendar day during the Final Valuation Period or Issuer Redemption Valuation Period, as applicable, the sum of (a) the Index Exposure and (b) the Notional Cash Amount.

The “Daily Return Factor” for any calendar day will equal the Closing Level of the Index on that day, divided by the Closing Level of the Index on the immediately preceding calendar day.  The Closing Level of the Index on any day that is not a Trading Day will be deemed to be the same as on the immediately preceding Trading Day and, during the Final Valuation Period or Issuer Redemption Valuation Period, as applicable, the Closing Level of the Index on any Trading Day that is not an Observation Day will be deemed to be the same as on the immediately preceding Observation Day.

The “Final Valuation Period” means the consecutive Observation Day period commencing on, and including, the Final Valuation Period Start Date and ending on, and including, the Final Valuation Period End Date.

The “Final Valuation Period End Date” is expected to be September 25, 2023, or if such day is not an Observation Day the immediately following Observation Day.  In no event will the Final Valuation Period End Date be postponed more than three Business Days past the originally scheduled Final Valuation Period End Date.

The “Index Exposure” will equal, for each Observation Day during the Final Valuation Period or the Issuer Redemption Valuation Period, as applicable, the product of (i) the Index Exposure on the immediately preceding Observation Day (or, in the case of the Final Valuation Period Start Date or Issuer Redemption Valuation Period Start Date, as applicable, the C-Tracks Current Value on the immediately preceding Observation Day) multiplied by the Daily Return Factor on the current Observation Day and (ii) a fraction equal to (a) the number of scheduled Observation Days left in the Final Valuation Period or Issuer Redemption Valuation Period, as applicable, excluding the current Observation Day divided by (b) the number of scheduled Observation Days left in the Final Valuation Period or Issuer Redemption Valuation Period, as applicable, including the current Observation Day.  The Index Exposure on any day that is not an Observation Day will be deemed to be the same as on the immediately preceding Observation Day.

The “Final Valuation Period Start Date” is expected to be September 21, 2023, or if such day is not an Observation Day the immediately following Observation Day.

The “Notional Cash Amount” will equal, for each Observation Day during the Final Valuation Period or the Issuer Redemption Valuation Period, as applicable, the sum of (i) the Notional Cash Amount on the immediately preceding Observation Day (or, in the case of the Final Valuation Period Start Date or Issuer Redemption Valuation Period Start Date, as applicable, $0.00) and (ii) the Index Exposure on the immediately preceding Observation Day (or, in the case of the Final Valuation Period Start Date or Issuer Redemption Valuation Period Start Date, as applicable, the C-Tracks Current Value on the immediately preceding Observation Day) multiplied by the Daily Return Factor on the current Observation Day divided by the number of scheduled Observation Days left in the Final Valuation Period or Issuer Redemption Valuation Period, as applicable, including the current Observation Day.  The Notional Cash Amount on any day that is not an Observation Day will be deemed to be the same as on the immediately preceding Observation Day.

An “Observation Day” means a Trading Day on which no Market Disruption Event has occurred or is continuing.

Early Redemption at Your Option

Payment Upon Redemption

Prior to maturity, subject to the notification and minimum redemption requirements set forth below, you may submit your C-Tracks for redemption on any Redemption Date during the term of the C-Tracks, provided that you submit for redemption at least 50,000 C-Tracks, or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your C-Tracks for redemption with those of other investors to reach this minimum.  If you choose to redeem your C-Tracks on a Redemption Date, you will receive a cash payment per C-Track on such date equal to the Closing Indicative Value on the related Valuation Date, minus the Redemption Charge (the “Redemption Price”).

When you submit your C-Tracks for redemption in accordance with the redemption procedures described under “—Redemption Procedures” CGMI may repurchase the C-Tracks from you at the Redemption Price instead of our redeeming the C-Tracks, and if CGMI does not repurchase the C-Tracks, then we will redeem them.  Any C-Tracks repurchased by CGMI may remain outstanding (and resold by CGMI) or may be submitted to us for cancellation.

The “Redemption Charge” is a one-time charge imposed upon early redemption at your option and is equal to (i) 0.10%, multiplied by (ii) the Closing Indicative Value on the applicable Valuation Date.  The Redemption Charge is intended to allow us to recoup the brokerage and other transaction costs that we will incur in connection with redeeming the C-Tracks.  The proceeds we receive from the Redemption Charge may be more or less than such costs.

A “Redemption Date”, in the event of a redemption at your option, is the third Business Day following each Valuation Date.  The final Redemption Date will be the third Business Day following the Valuation Date that is on the Final Valuation Period End Date or Issuer Redemption Valuation Period End Date, as applicable.  In the event that payment upon redemption is deferred beyond the original Redemption Date, penalty interest will not accrue or be payable with respect to that deferred payment.

A “Valuation Date” is each Trading Day from, and including, the Inception Date up to, and including, the Final Valuation Period End Date or Issuer Redemption Valuation Period End Date, as applicable, subject to postponement for Market Disruption Events.  If on any Trading Day that was to be a Valuation Date (but for this sentence) a Market Disruption Event occurs or is continuing, we may postpone the Valuation Date to the next Trading Day on which there is no Market Disruption Event in accordance with the section “—Market Disruption Events” below.  However, in no event will the Valuation Date be postponed for more than five scheduled Trading Days.  If we postpone the Valuation Date as described in the immediately preceding sentence, then the Closing Indicative Value for such postponed Valuation Date will be determined as described under “—Market Disruption Events” below.

Redemption Procedures

You may, subject to the minimum redemption amount described above, submit your C-Tracks for redemption on any Redemption Date.  To have your C-Tracks redeemed, you must instruct your broker or other person through whom you hold your C-Tracks to take the following steps:

•
deliver an irrevocable Offer for Redemption, a form of which is attached as Annex A to this pricing supplement, to CGMI by no later than 4:00 p.m., New York City time, on the Business Day prior to the desired Valuation Date.  We or CGMI must acknowledge receipt of the Offer for Redemption in order for it to be effective (the “Confirmation”);

•
instruct your DTC custodian to book a delivery vs. payment trade with respect to your C-Tracks on the applicable Valuation Date at a price equal to the applicable Closing Indicative Value, minus the Redemption Charge, facing Citigroup Global Markets Inc. DTC 0418, or such other DTC account as specified in the Confirmation; and

•
cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable Redemption Date (the third Business Day following the applicable Valuation Date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the C-Tracks in respect of such deadlines.  If we do not receive your Offer for Redemption by 4:00 p.m., New York City time, on the Business Day prior to the applicable Valuation Date, your Offer for Redemption will not be effective, and your C-Tracks will not be redeemed on the applicable Redemption Date.  Any redemption instructions that we or CGMI receive in accordance with the procedures described above will be irrevocable.

Early Redemption at Our Option

We may redeem the C-Tracks, in whole and not in part, on any Business Day on or after September     , 2014 (expected to be September 25, 2014).  If we elect to redeem the C-Tracks, we will give you notice not less than three Business Days prior to the scheduled Issuer Redemption Valuation Period Start Date (the “Issuer Redemption Valuation Period Notice Date”).  If we exercise our right to redeem the C-Tracks, we will deliver an irrevocable call notice to the DTC, the holder of the global security for each offering of securities (the “Issuer Redemption Notice”).  If we redeem your C-Tracks at our option, you will receive on the applicable Redemption Date for each $25.00 stated principal amount of the C-Tracks that you hold cash in an amount equal to the Closing Indicative Value on the Issuer Redemption Valuation Period End Date.  The Closing Indicative Value on the Issuer Redemption Valuation Period End Date will be adjusted down by any final Coupon Amount otherwise due on the applicable Redemption Date.

The “Issuer Redemption Valuation Period Start Date” means the first Observation Day of the Issuer Redemption Valuation Period as specified in the Issuer Redemption Notice.

The “Issuer Redemption Valuation Period End Date” means the earlier of (a) the scheduled Observation Day as specified in the Issuer Redemption Notice, (b) the fifth Observation Day during the period commencing on, and including, the Issuer Redemption Valuation Period Start Date and (c) the sixth Business Day immediately following the Issuer Redemption Valuation Period Start Date.

The “Issuer Redemption Valuation Period” means the consecutive Observation Day period commencing on, and including, the Issuer Redemption Valuation Period Start Date and ending on, and including, the Issuer Redemption Valuation Period End Date.

The “Redemption Date”, in the event of a redemption at our option, means the seventh Business Day immediately following the Issuer Redemption Valuation Period Start Date.

Further Issuances

We may, from time to time, without notice or the consent of the holders of the C-Tracks, create and issue additional securities having the same terms and conditions as the C-Tracks offered by this pricing supplement, and ranking on an equal basis with the C-Tracks in all respects.  If there is substantial demand for the C-Tracks, we may issue additional C-Tracks frequently.  We anticipate that the maximum aggregate stated principal amount of the C–Tracks we will issue under this pricing supplement will be $250,000,000 (10,000,000 C-Tracks).  As of the original issue date, there are $         aggregate stated principal amount of C-Tracks (           C-Tracks) outstanding, including $         aggregate stated principal amount of C-Tracks (         C-Tracks) held by CGMI.  However, we have no obligation to issue up to this amount or any specific amount of C-Tracks and, in our discretion, we may issue C-Tracks in excess of this amount.  Such additional C-Tracks will be fungible with the outstanding C-Tracks and form a single series with the C-Tracks.  We have no obligation to take your interests into account when deciding to issue additional securities.

We may also limit or restrict sales or stop issuing or selling for any reason at any time, including if at our own discretion, we announce that we have reached a maximum issuance amount.  If we do choose to sell additional C-Tracks, we may do so at a price that is higher or lower than the stated principal amount, based on the closing indicative value of the C-Tracks at that time.  The price of the C-Tracks in any subsequent sale may differ substantially from the issue price paid in connection with any other issuance of the C-Tracks.

Discontinuance of the Index

If the Index Calculation Agent discontinues publication of the Index or another entity publishes a successor or substitute index that the C-Tracks Calculation Agent determines, in its sole discretion, to be comparable to the Index, then the level of the Index will be determined by reference to the level of that index, which we refer to as a “Successor Index.”

Upon any selection by the C-Tracks Calculation Agent of a Successor Index, the C-Tracks Calculation Agent will cause notice to be furnished to us and the Trustee, who will provide notice of the selection of the Successor Index to the registered holders of the C-Tracks.

If the Index Calculation Agent discontinues publication of the Index and a Successor Index is not selected as described above or is no longer published on any date of determination of the level of the Index, the value to be substituted for the Index for that date will be a value computed by the C-Tracks Calculation Agent for that date in accordance with the procedures last used to calculate the Index prior to any such discontinuance.

If a Successor Index is selected or the C-Tracks Calculation Agent calculates a value as a substitute for the Index as described above, the Successor Index or value will be substituted for the Index for all purposes, including for purposes of determining whether a Market Disruption Event occurs.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the market value of the C-Tracks.  All determinations made by the Index Calculation Agent and the C-Tracks Calculation Agent will be at the sole discretion of the Index Calculation Agent or the C-Tracks Calculation Agent as applicable, and will be conclusive for all purposes and binding on us, Citigroup Inc. and the beneficial owners of the C-Tracks, absent manifest error.

Alteration of Method of Calculation

If at any time the method of calculating the Index or a Successor Index is changed in any material respect, or if the Index or a Successor Index is in any other way modified so that the level of the Index or the Successor Index does not, in the opinion of the C-Tracks Calculation Agent, fairly represent the level of the Index had the changes or modifications not been made, then, from and after that time, the C-Tracks Calculation Agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the C-Tracks Calculation Agent, may be necessary to arrive at a calculation of a value of an index comparable to the Index or the Successor Index as if the changes or modifications had not been made, and calculate the level of the Index with reference to the Index or the Successor Index.  Accordingly, if the method of calculating the Index or the Successor Index is modified so that the level of the Index or the Successor Index is a fraction or a multiple of what it would have been if it had not been modified, then the C-Tracks Calculation Agent will adjust that index to arrive at a level of the Index as if it had not been modified.

Market Disruption Events

The determination of the value of a C-Track on the Final Valuation Period End Date, the Issuer Redemption Valuation Period End Date or on any other applicable Valuation Date, as applicable, may be postponed if the C-Tracks Calculation Agent determines that a Market Disruption Event has occurred or is continuing during the Final Valuation Period or Issuer Redemption Valuation Period or on any such Valuation Date.  In no event, however, will (a) the Final Valuation Period End Date (including the Coupon Determination Date that is on the Final Valuation Period End Date) be postponed more than three Business Days past the originally scheduled Final Valuation Period End Date, (b) the Issuer Redemption Valuation Period End Date be postponed past the sixth Business Day immediately following the Issuer Redemption Valuation Period Start Date or (c) any Valuation Date be postponed by more than five Trading Days or past the scheduled Final Valuation Period End Date.  If a Market Disruption Event occurs or is continuing on such final postponed days, that day will nevertheless be the Final Valuation Period End Date (and final Coupon Determination Date), Issuer Redemption Valuation Period End Date or other applicable Valuation Date, as applicable, and the C-Tracks Calculation Agent will make a good-faith estimate in its sole discretion of the Closing Indicative Value for such day.  All determinations and adjustments to be made by the C-Tracks Calculation Agent may be made in the C-Tracks Calculation Agent’s sole discretion.  See “Risk Factors Relating to the C-Tracks” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the C-Tracks Calculation Agent.

“Market Disruption Event” means, as determined by the C-Tracks Calculation Agent,

(1)
the occurrence or existence of any suspension of or limitation imposed on trading by the relevant Exchange or otherwise (whether by reason of movements in price exceeding limits permitted by the relevant Exchange or otherwise) relating to securities that comprise 20 percent or more of the level of the Index, which the C-Tracks Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time of the relevant Exchange;

(2)
the occurrence or existence of any event (other than an Early Closure (as defined below)) that disrupts or impairs (as determined by the C-Tracks Calculation Agent) the ability of market participants in general to effect transactions in, or obtain market values for, securities that comprise 20 percent or more of the level of the Index on their relevant Exchanges, which the C-Tracks Calculation Agent determines is material, at any time during the one-hour period that ends at the Closing Time of the relevant Exchange;

(3)
the closure on any Constituent Trading Day of the Exchange(s) for securities comprising 20 percent or more of the level of the Index or any Related Exchange prior to its Scheduled Closing Time unless such earlier closing time is announced by such Exchange or Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such Exchange or Related Exchange on such Constituent Trading Day and (ii) the submission deadline for orders to be entered into the Exchange or Related Exchange system for execution at such actual closing time (an “Early Closure”); or

(4)	the failure of the Exchange for any security included in the Index or any Related Exchange to open for trading during its regular trading session.

For purposes of this definition, the relevant percentage contribution of a security included in the Index to the level of the Index will be based on a comparison of the portion of the level of the Index attributable to that security to the level of the Index, in each case immediately before the applicable event that, if the 20 percent threshold is met, would be a Market Disruption Event.

The “Closing Time” on any day for any Exchange or Related Exchange is the Scheduled Closing Time for such Exchange or Related Exchange on such day or, if earlier, the actual closing time of such Exchange or Related Exchange on such day.

The “Exchange” means, with respect to any security included in the Index, the principal U.S. national securities exchange on which trading in such security occurs.

A “Related Exchange” means, with respect to any security included in the Index, each exchange where trading has a material effect (as determined by the C-Tracks Calculation Agent) on the overall market for futures or options contracts relating to such security.

The “Scheduled Closing Time” on any day for any Exchange or Related Exchange is the scheduled weekday closing time of such Exchange or Related Exchange on such day, without regard to after hours or any other trading outside of the regular trading session hours.

A “Constituent Trading Day” means, with respect to any security included in the Index, any day on which the Exchange and each Related Exchange for that security are open for trading during their respective regular trading sessions, notwithstanding any such Exchange or Related Exchange closing prior to its Scheduled Closing Time.

Alternate Exchange Calculation in Case of an Event of Default

In case an event of default with respect to the C-Tracks shall have occurred and be continuing, the amount declared due and payable for each C-Track upon any acceleration of the C-Tracks (the “Acceleration Amount”) will be equal to an amount determined by reference to the Closing Indicative Value as of the date of acceleration.

If the maturity of the C-Tracks is accelerated because of an event of default as described above, we shall, or shall cause the C-Tracks Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the C-Tracks as promptly as possible and in no event later than two Business Days after the date of acceleration.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent and registrar for the C-Tracks and will also hold the global security representing the C-Tracks as custodian for DTC. The Bank of New York Mellon will serve as trustee for the C-Tracks.

The CUSIP for the C-Tracks is 17321F201.  The ISIN for the C-Tracks is US17321F2011.

Index Calculation Agent

The “Index Calculation Agent” is CBOE®.  The Index Calculation Agent will employ the methodologies described in the section “Description of the Index” in calculating the level of the Index and its application of such methodology will be conclusive and binding.  However, as described below, CGMI, an affiliate of ours, is the C-Tracks Calculation Agent for the C-Tracks.  Notwithstanding anything to the contrary provided herein, for purposes of any calculation related to the C-Tracks, the C-Tracks Calculation Agent may disagree with an Index Closing Level published by the Index Calculation Agent if in its sole discretion the C-Tracks Calculation Agent determines that any such published Index Closing Level is inconsistent with the calculation and methodology of the Index as described in “Description of the Index” above or in the event of any manifest or proven error in the calculations.  In that case, the determinations made by the C-Tracks Calculation Agent will be final, conclusive and binding for the C-Tracks.

C-Tracks Calculation Agent

The “C-Tracks Calculation Agent” for the C-Tracks will be CGMI.  The C-Tracks Calculation Agent will, in its sole discretion, make all determinations regarding the value of the C-Tracks, including without limitation on any Coupon Determination Date, at maturity or upon earlier redemption, Market Disruption Events, Business Days, Trading Days, the Closing Indicative Value, the Daily Index Factor, the Closing Level of the Index on the Inception Date, any Valuation Date, the Accrued Investor Fee, the Accrued Distribution Amount, the Maturity Date,

Redemption Dates, the amount payable in respect of your C-Tracks at maturity or upon redemption and any other calculations or determinations to be made by the C-Tracks Calculation Agent as specified herein in good faith and using its reasonable judgment by reference to such factors as the C-Tracks Calculation Agent deems appropriate.  Absent manifest error, all determinations of Calculation Agent will be final, conclusive, and binding on you and us, without any liability on the part of the C-Tracks Calculation Agent.  You will not be entitled to any compensation from us for any losses suffered as a result of any of the above determinations by the C-Tracks Calculation Agent.

The C-Tracks Calculation Agent reserves the right to make adjustments to correct errors contained in previously published information and to publish, or cause to be published, the corrected information, but is under no obligation to do so and will have no liability in respect of any errors or omissions contained in any subsequent publication.

If the C-Tracks Calculation Agent becomes aware that any value, level, account or other information used in connection with any calculation, determination, rebalancing or adjustment in respect of the calculation of the Index has been corrected or adjusted, the C-Tracks Calculation Agent may use such corrected or adjusted value, level, amount or other information and, as a consequence, make any change, adjustment, rebalancing, determination or calculation in respect of the calculations or determinations regarding the value of the C-Tracks it determines necessary or desirable to give effect to or reflect such corrected or adjusted value, level, amount or other information including, without limitation, to take account of any redenomination, exchange or conversion of any currency into a successor currency.

Notwithstanding that certain calculations, determinations, rebalancings and adjustments to the Index may be expressed to be “on” or “for” a certain date, the C-Tracks Calculation Agent may for purposes of calculating the Closing Indicative Value of the C-Tracks make such calculations, determinations, rebalancings and adjustments in respect of that date “as of” such date on a date after that date determined by it in its discretion.

UNITED STATES FEDERAL TAX CONSIDERATIONS

Prospective investors should note that the discussion under the section called “United States Federal Tax Considerations” in the accompanying prospectus supplement does not apply to the C-Tracks issued under this pricing supplement and is superseded by the following discussion.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the C-Tracks.  It applies to you only if you are an initial holder of a C-Track that purchases the C-Track for cash and holds the C-Track as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).  It does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax and Medicare contribution tax consequences, or differing consequences that may apply to holders subject to special rules, such as:

•	certain financial institutions;
•	dealers or traders subject to a mark-to-market method of tax accounting with respect to the C-Tracks;
•	investors holding the C-Tracks as part of a “straddle,” conversion transaction or constructive sale transaction;
•	U.S. Holders (defined below) whose functional currency is not the U.S. dollar;
•	entities classified as partnerships for U.S. federal income tax purposes;
•	regulated investment companies; and
•	tax-exempt entities, including an “individual retirement account” or “Roth IRA.”

Moreover, this discussion does not address the effects of any applicable state, local or foreign tax laws.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds C-Tracks, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  If you are a partnership holding C-Tracks or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences to you of holding and disposing of C-Tracks.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect.

Tax Treatment of the C-Tracks

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, it is more likely than not that a C-Track will be treated as a prepaid forward contract with associated coupons for U.S. federal income tax purposes.  By purchasing a C-Track, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.  However, significant aspects of the tax treatment of the C-Tracks are uncertain, and the IRS or a court might not agree with the treatment described herein.  Further, as discussed below under “—Coupon Payments,” the tax treatment of the associated coupons is unclear.

We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described above.  Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the C-Tracks and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise indicated, the following discussion assumes that the treatment described above is respected.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders.  You are a “U.S. Holder” if you are a beneficial owner of a C-Track that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Coupon Payments.  There is no direct authority under current law addressing the proper tax treatment of the coupon payments on the C-Tracks or on instruments similar to the C-Tracks. In determining our information reporting responsibilities in respect of the C-Tracks, if any, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat any coupon payments on the C-Tracks as ordinary income.  You should consult your tax adviser regarding the tax treatment of the coupon payments.  The following discussion assumes this treatment is respected, except where otherwise noted.

Sale, Exchange or Retirement of the C-Tracks.  Upon a sale, exchange or retirement of a C-Track (including a deemed termination as described in “Possible Taxable Event under Section 1001 of the Code” below), you should recognize gain or loss equal to the difference between the amount realized (other than any coupon payment received from us, or any amount attributable to an accrued but unpaid coupon, which we intend to treat as described above) and your tax basis in the C-Track.  Your tax basis in the C-Track should generally equal the amount you paid to acquire the C-Track.  Subject to the discussion below regarding the potential application of Section 1260 of the Code, such gain or loss generally should be long-term capital gain or loss if you held the C-Track for more than one year at the time of disposition.

Potential Application of Section 1260 of the Code

Purchasing a C-Track may be treated as entering into a “constructive ownership transaction” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain recognized by you in respect of the C-Tracks would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.”  Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held the C-Tracks, and you would be subject to a notional interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years.  Due to the lack of governing authority under Section 1260, our counsel is unable to opine as to whether or how these rules will apply to the C-Tracks.

If a C-Track is treated as a “constructive ownership transaction,” there would be a presumption that all long-term capital gain is subject to recharacterization as ordinary income unless the contrary is demonstrated by clear and convincing evidence. It is not clear how the "net underlying long-term capital gain" should be determined under Section 1260 of the Code in the case of an instrument, like the C-Tracks, whose underlying property is rebalanced periodically. One reasonable possibility is that long-term capital gain realized on a sale, exchange or retirement of a C-Track could be recharacterized as ordinary income, and subject to an interest charge, to the extent it exceeds the amount of long-term capital gain you can establish would have been realized if you had invested directly in the MLPs on the issue date and rebalanced your portfolio as and when the Index was rebalanced.  The amount of “net underlying long-term capital gain” could be affected by the extent of rebalancing and by factors such as the extent to which the cash distributions made by each constituent MLP to its partners or members are less than or exceed the MLP’s taxable income.  Because the relevant information may not be available to you, it may be difficult to establish the amount of “net underlying long-term capital gain” by clear and convincing evidence.  Accordingly, it is possible that all or a significant portion of the long-term capital gain recognized on a C-Track will be recharacterized as ordinary income and be subject to an interest charge as described above.  You should consult your tax adviser regarding the potential application of the constructive ownership rules to the C-Tracks.

Possible Taxable Event under Section 1001 of the Code

In the event of a rebalancing of the Index or other change in its composition, or a change in the methodology by which it is calculated, it is possible that the C-Tracks could be treated, in whole or part, as terminated and reissued for U.S. federal income tax purposes.  In such a case, you might be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the C-Tracks.

Possible Alternative Tax Treatments of an Investment in the C-Tracks

Alternative U.S. federal income tax treatments of the C-Tracks are possible that, if applied, could materially and adversely affect the timing and/or character of your income, gain or loss.  It is possible, for example, that you could be treated as the beneficial owner of the underlying MLPs for U.S. federal income tax purposes.  In that event, you would be required to recognize your allocable share of the taxable income earned by the MLPs, which might in a particular taxable year be greater than the amount of cash payments you receive on the C-Tracks in that year.  Accordingly, your tax consequences might be significantly affected, and additional reporting and filing requirements would generally apply.

It is also possible that the C-Tracks could be treated as debt instruments issued by us.  Under this treatment, the C-Tracks would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments.  In that event, regardless of your tax accounting method, in each year that you held the C-Tracks you would be required to accrue income, subject to certain adjustments, based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the C-Tracks.  In addition, any gain on the sale, exchange or retirement of the C-Tracks would be treated as ordinary income.

Other possible U.S. federal income tax treatments of the C-Tracks could also affect the timing and character of income or loss with respect to the C-Tracks.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rules described above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the C-Tracks, possibly with retroactive effect.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if you are a beneficial owner of a C-Track that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a “Non-U.S. Holder” if you are (i) an individual present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States and certain conditions apply. If you are or may become such a holder, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the C-Tracks in light of your circumstances.

Coupon Payments.  Based on the tax treatment described above, in determining our withholding responsibilities, if any, in respect of the C-Tracks, we generally expect to withhold on any coupon payments at a rate of 30%.  We will not be required to pay any additional amounts with respect to amounts withheld.

Sale, Exchange or Retirement of the C-Tracks. Subject to the discussions below regarding “FIRPTA” and “FATCA,” under current law and based on the tax treatment described above, you generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to you upon a sale, exchange or retirement of the C-Tracks (other than any coupon payment received from us, or any amount attributable to an accrued but unpaid coupon, which we intend to treat as subject to withholding) provided that income in respect of the C-Tracks is not effectively connected with your conduct of a trade or business in the United States and you comply with the applicable certification requirements.

If you are engaged in a U.S. trade or business, and if income from the C-Tracks is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income in the same manner as if you were a U.S. Holder, unless an applicable income tax treaty provides otherwise.  If you are such a holder and you are a corporation, you may also be subject to a 30% (or lower treaty rate) branch profits tax.

Tax Consequences Under Possible Alternative Treatments.  As described above under “Tax Consequences to U.S. Holders — Possible Alternative Tax Treatments of an Investment in the C-Tracks,” alternative U.S. federal income tax treatments of the C-Tracks are possible. For example, it is possible that you could be treated as the beneficial owner of the MLPs for U.S. federal income tax purposes.  In that event, you would generally be treated as earning income that is “effectively connected” with the conduct of a United States trade or business to the extent of your share of such income earned by the MLPs.  Also, if you are a corporation, you might be subject to a 30% (or lower treaty rate) branch profits tax.  As a result, your tax consequences might be significantly and adversely affected, and you would generally be required to file a U.S. federal income tax return for the taxable years in which you were treated as owning units of the MLPs.

It is also possible that the C-Tracks could be recharacterized as debt instruments, in which case, subject to the discussions below regarding “FIRPTA” and “FATCA,” any payment made to you with respect to a C-Track generally would not be subject to U.S. federal withholding or income tax, provided that: (i) income in respect of the C-Track is not effectively connected with your conduct of a trade or business in the United States, and (ii) you provide an appropriate IRS Form W-8 certifying under penalties of perjury that you are not a United States person.

Other U.S. federal income tax treatments of the C-Tracks are also possible.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Among the issues addressed in the notice is the degree, if any, to which income with respect to these instruments should be subject to U.S. withholding tax. While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the C-Tracks, possibly with retroactive effect.

FIRPTA

Section 897 of the Code, commonly referred to as “FIRPTA,” applies to certain interests (each, a “United States real property interest”) in entities that beneficially own significant amounts of United States real property, which may well include some or all of the MLPs. Under the FIRPTA rules, assuming the C-Tracks are “regularly traded on an established securities market,” a Non-U.S. Holder that owns, or is treated as owning under attribution rules, more than 5% of the outstanding C-Tracks may be treated as owning a “United States real property interest.” In that case, any gain from the sale, exchange or retirement of the C-Tracks would be subject to U.S. federal income tax and would be required to be reported by you on a U.S. federal income tax return, generally in the same manner as if you were a U.S. Holder.  Although the matter is not clear, if you are a corporation and if the FIRPTA rules were to apply to your gain on the disposition of a C-Track, you might also be subject to a 30% (or lower treaty rate) branch profits tax on your gain.

FATCA Legislation

Legislation enacted in 2010 commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain foreign entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements (that are in addition to, and potentially significantly more onerous than, the requirement to deliver an IRS Form W-8) have been satisfied.   Although the application of these rules to the C-Tracks is not clear because the U.S. federal income tax treatment of the C-Tracks is uncertain, it is likely that these rules will apply to all or a portion of the coupon payments on the C-Tracks issued after June 31, 2014.  In addition, if the C-Tracks were treated as debt instruments, these rules would apply to payments of gross proceeds of the sale (including retirement) of the C-Tracks made after December 31, 2016. If withholding applies to the C-Tracks, we will not be required to pay any additional amounts with respect to amounts withheld. You should consult your tax adviser regarding FATCA, including the availability of certain refunds or credits.

Federal Estate Tax

Individual Non-U.S. Holders, and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty exemption, a C-Track may be treated as U.S. situs property subject to U.S. federal estate tax.  If you are such an individual or entity, you should consult your tax advisers regarding the U.S. federal estate tax consequences of investing in the C-Tracks.

Backup Withholding and Information Reporting

Payments on the C-Tracks and amounts received on the sale, exchange or retirement of the C-Tracks may be subject to information reporting and, if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number in the case of a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code.  If you are a Non-U.S. Holder that provides an appropriate IRS Form W-8, you will generally establish an exemption from backup withholding.  Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

The preceding discussion constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the C-Tracks.

Prospective investors in the C-Tracks should consult their tax advisers regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the C-Tracks and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Global Selling Agency Agreement dated December 20, 2012, among Citigroup Inc. and the Agents listed on Schedule I thereto, including Citigroup Global Markets Inc., govern the sale and purchase of the C-Tracks.

We registered $250,000,000 aggregate stated principal amount of C-Tracks (10,000,000 C-Tracks).  As of the original issue date, there are $      aggregate stated principal amount of C-Tracks (        C-Tracks) outstanding, including $         aggregate stated principal amount of C-Tracks (        C-Tracks) held by CGMI.  We may offer and sell additional C-Tracks from time to time after the date of this pricing supplement to affiliated or unaffiliated dealers and to investors through CGMI, in each case, at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.  However, we are not obligated to issue and sell C-Tracks at any time, and if we discontinue further issuance and sales, the price and liquidity of the C-Tracks may be subject to significant distortions.  See “Risk Factors Relating to the C-Tracks—We may stop issuing or selling C-Tracks at any time, including determining at our own discretion, that we have reached a maximum issuance amount, which may cause the C-Tracks to trade at a significant premium, such premium which could be reduced or eliminated at any time.” We will not pay any commissions or underwriting fees to CGMI or to any other affiliated or unaffiliated dealers.  We will receive proceeds equal to 100% of the price at which we sell the C-Tracks.

In connection with this offering, CGMI will sell the C-Tracks to affiliated or unaffiliated dealers as principal, and such dealers may then resell C-Tracks to the public at varying prices that the dealers will determine at the time of resale.  In addition, such dealers may make a market in the C-Tracks, although such dealers are not obligated to do so and any of them may stop doing so at any time without notice.  This pricing supplement (including the prospectus supplement and prospectus) may be used by such dealers in connection with market-making transactions.  In these transactions, dealers may resell a C-Track covered by this pricing supplement that they acquire from us, CGMI or other holders after the original offering and sale of the C-Tracks, or they may sell a C-Track covered by this pricing supplement in short sale transactions.  This pricing supplement will be deemed to cover any short sales of C-Tracks by market participants who cover their short positions with C-Tracks borrowed or acquired from us or our affiliates in the manner described above.

With respect to each C-Track sold to investors, CGMI and other affiliates of ours will be entitled to receive the Accrued Investor Fee and any Redemption Charge.  Additionally, it is possible that CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the C-Tracks declines.

We may deliver C-Tracks against payment therefor on a date that is more than three Business Days following the date of sale of any C-Tracks.  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three Business Days, unless parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to transact in C-Tracks that are to be issued more than three Business Days after the related trade date will be required to specify alternative settlement arrangements to prevent a failed settlement.

We expect the original issue date of the C-Tracks will be September 30, 2013, the third Business Day following the Inception Date.

Dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the C-Tracks in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933, as amended (the “Securities Act”), including, among other activities if dealers and other persons make short sales of the C-Tracks and may cover such short positions by borrowing C-Tracks from us or our affiliates or by purchasing C-Tracks from us or our affiliates subject to our obligation to repurchase such C-Tracks at a later date.  As a result of these activities, these market participants may be deemed statutory underwriters.  A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act.

In order to hedge its obligations under the C-Tracks, Citigroup Inc. has entered into and will enter into one or more swaps or other derivatives transactions with one or more of its affiliates.  You should refer to the section “Risk Factors Relating to the C-Tracks—The level of the Index may be affected by our or our affiliates’ hedging and other trading activities” in this pricing supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

CGMI is an affiliate of Citigroup Inc. Accordingly, the offering will conform to the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules adopted by the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the C-Tracks, either directly or indirectly, without the prior written consent of the client.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the C-Tracks.  Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans.  As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans.  Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the C-Tracks by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the C-Tracks.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the C-Tracks and related lending transactions, provided that neither the issuer of the C-Tracks nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”).  There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the C-Tracks.

Accordingly, the C-Tracks may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase and holding of the C-Tracks will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.  Each purchaser or holder of the C-Tracks or any interest therein will be deemed to have represented by its purchase or holding of the C-Tracks that (a) it is not a Plan and its purchase and holding of the C-Tracks is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the C-Tracks will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).  Accordingly, each such purchaser or holder of the C-Tracks shall be required to represent (and deemed to have represented by its purchase of the C-Tracks) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the C-Tracks on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE

96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The C-Tracks are contractual financial instruments.  The financial exposure provided by the C-Tracks is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the C-Tracks.  The C-Tracks have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the C-Tracks.

Each purchaser or holder of any C-Tracks acknowledges and agrees that:

(i)      the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the C-Tracks, (B) the purchaser or holder’s investment in the C-Tracks, or (C) the exercise of or failure to exercise any rights we have under or with respect to the C-Tracks;

(ii)     we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the C-Tracks and (B) all hedging transactions in connection with our obligations under the C-Tracks;

(iii)    any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)    our interests are adverse to the interests of the purchaser or holder; and

(v)     neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the C-Tracks has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the C-Tracks does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws.  The sale of any C-Tracks to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the C-Tracks if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of C-Tracks by the account, plan or annuity.

ANNEX A

FORM OF OFFER FOR REDEMPTION

PART A: TO BE COMPLETED BY THE BENEFICIAL OWNER

Dated:
[insert date]

Citigroup Global Markets Inc. (“CGMI”)
Fax: (646) 328-2816

Re:	C-Tracks Exchange-Traded Notes Based on the Performance of the Miller/Howard MLP Fundamental Index Due September , 2023

Ladies and Gentlemen:

The undersigned beneficial owner of C-Tracks Exchange-Traded Notes Based on the Performance of the Miller/Howard MLP Fundamental Index Due September       , 2023, issued by Citigroup Inc., CUSIP No. 17321F201 (the “C-Tracks”), hereby irrevocably offers to CGMI the right to redeem, on the Redemption Date set forth herein, with respect to the number of the C-Tracks indicated below as described in the Pricing Supplement dated September      , 2013 relating to the C-Tracks (the “Pricing Supplement”).  Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

Name of beneficial holder:
[insert name of beneficial owner]

Stated principal amount of C-Tracks offered for redemption (you must offer at least 50,000 C-Tracks at one time for your offer to be valid.  The Trading Day immediately succeeding the date you offered your C-Tracks for redemption will be the Valuation Date applicable to such redemption.  If on any Trading Day that was to be a Valuation Date (but for this sentence) a Market Disruption Event occurs or is continuing, we may postpone the applicable Valuation Date to the next Trading Day on which there is no Market Disruption Event.  However, in no event will the applicable Valuation Date be postponed for more than five Trading Days or beyond the scheduled Trading Day immediately preceding the Final Valuation Period Start Date):

[insert principal amount of C-Tracks offered for redemption by CGMI]

Applicable Valuation Date:	,	20
Applicable Redemption Date:	,	20
	[insert a date that is three business days following the applicable valuation date]
Contact Name:
[insert the name of a person or entity to be contacted with respect to this Offer for Redemption]

Telephone #:
[insert the telephone number at which the contact person or entity can be reached]

My C-Tracks are held in the following DTC Participant’s Account (the following information is available from the broker through which you hold your C-Tracks):

Name:

DTC Account Number (and any relevant sub-account):

Contact Name:

Telephone Number:

Acknowledgement: In addition to any other requirements specified in the Pricing Supplement being satisfied, I acknowledge that the C-Tracks specified above will not be repurchased unless (a) this Offer for Redemption, as completed and signed by the DTC Participant through which my C-Tracks are held (the “DTC Participant”), is delivered to CGMI, (b) the DTC Participant has booked a “delivery vs. payment” (“DVP”) trade on the applicable Valuation Date facing Citigroup Global Markets Inc. DTC 0418, or such other DTC account as specified in the Confirmation, and (c) the DTC Participant instructs DTC to deliver the DVP trade to CGMI as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable Redemption Date.  I also acknowledge that if this Offer for Redemption is received after 4:00 p.m., New York City time, on a Business Day, I will be deemed to have made this Offer for Redemption on the following Business Day.

The undersigned acknowledges that Citigroup Inc. or CGMI will not be responsible for any failure by the DTC Participant through which such undersigned’s C-Tracks are held to fulfill the requirements for redemption set forth above.

[Beneficial Holder]

PART B OF THIS NOTICE IS TO BE COMPLETED BY THE DTC PARTICIPANT IN WHOSE ACCOUNT THE C-TRACKS ARE HELD AND DELIVERED TO CGMI BY 4:00 P.M., NEW YORK CITY TIME, ON THE BUSINESS DAY IMMEDIATELY PRECEDING THE APPLICABLE VALUATION DATE

BROKER’S CONFIRMATION OF REDEMPTION

[PART B: TO BE COMPLETED BY BROKER]

Dated:
[insert date]

Citigroup Global Markets Inc. (“CGMI”)
Fax: (646) 328-2816

Re:           C-Tracks Exchange-Traded Notes Based on the Performance of the Miller/Howard MLP Fundamental Index Due September       , 2023

Ladies and Gentlemen:

The undersigned holder of C-Tracks Exchange-Traded Notes Based on the Performance of the Miller/Howard MLP Fundamental Index Due September       , 2023, issued by Citigroup Inc., CUSIP No. 17321F201 (the “C-Tracks”), hereby irrevocably offers to CGMI the right to redeem, on the Redemption Date of  , with respect to the number of the C-Tracks indicated below as described in the Pricing Supplement dated September     , 2013 relating to the C-Tracks (the “Pricing Supplement”).  Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

The undersigned certifies to you that it will (a) book a delivery vs. payment trade on the applicable Valuation Date with respect to the stated principal amount of C-Tracks specified below at a price per C-Track equal to the Redemption Price, facing Citigroup Global Markets Inc. DTC 0418, or such other DTC account as specified in the Confirmation and (b) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the Redemption Date.

Very truly yours,

[NAME OF DTC PARTICIPANT HOLDER]

Contact Name:

Title:

Telephone:

Fax:

E-mail:

Stated principal amount of C-Tracks offered for redemption (you must offer at least 50,000 C-Tracks at one time for your offer to be valid.  The Trading Day immediately succeeding the date you offered your C-Tracks for redemption will be the Valuation Date applicable to such redemption.  If on any Trading Day that was to be a Valuation Date (but for this sentence) a Market Disruption Event occurs or is continuing, we may postpone the applicable Valuation Date to the next Trading Day on which there is no Market Disruption Event.  However, in no event will the applicable Valuation Date be postponed for more than five Trading Days or beyond the scheduled Trading Day immediately preceding the Final Valuation Period Start Date):

[insert principal amount of C-Tracks offered for redemption by CGMI]

DTC # (and any relevant sub-account):

We are responsible for the information contained and incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.

Citigroup Inc.

Medium-Term Notes, Series H

C-Tracks Exchange-Traded Notes
Based on the Performance of the
Miller/Howard MLP
Fundamental Index
Due September     , 2023

Pricing Supplement

September     , 2013
(Including Prospectus Supplement dated December 27, 2012
and Prospectus dated
May 12, 2011)

_____________________
TABLE OF CONTENTS

Pricing Supplement
Risk Factors Relating to the C-Tracks	PS-1
Hypothetical Payments on the C-Tracks	PS-13
Description of the Index	PS-16
Valuation of the C-Tracks	PS-29
Description of the C-Tracks	PS-32
United States Federal Tax Considerations	PS-42
Plan of Distribution; Conflicts of Interest	PS-47
Benefit Plan Investor Considerations	PS-49
Annex A	A-1

Prospectus Supplement
Risk Factors	S-1
Important Currency Information	S-3
Forward-Looking Statements	S-4
Description of the Notes	S-5
United States Federal Tax Considerations	S-22
Plan of Distribution; Conflicts of Interest	S-31
Benefit Plan Investor Considerations	S-35
Legal Matters	S-37

Prospectus
Prospectus Summary	1
Forward-Looking Statements	7
Citigroup Inc.	7
Use of Proceeds and Hedging	7
European Monetary Union	9
Description of Debt Securities	9
United States Tax Documentation Requirements	33
United States Federal Income Tax Considerations	34
Currency Conversions and Foreign Exchange Risks Affecting Debt Securities Denominated in a Foreign Currency	41
Description of Common Stock Warrants	43
Description of Index Warrants	44
Description of Capital Stock	47
Description of Preferred Stock	49
Description of Depositary Shares	52
Description of Stock Purchase Contracts and Stock Purchase Units	54
Plan of Distribution	55
ERISA Considerations	57
Legal Matters	58
Experts	58